Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

by and among

Cinergy Capital & Trading, Inc.,

as Seller,

and

Fortis Bank S.A./N.V.,

as Buyer

dated as of June 26, 2006

TABLE OF CONTENTS

	ARTICLE I
	DEFINITIONS AND CONSTRUCTION

1.1	Definitions	1
1.2	Rules of Construction	15

	ARTICLE II
	PURCHASE PRICE; DELIVERY OF DOCUMENTS

2.1	Purchase and Sale	16
2.2	Purchase Price	16
2.3	Deliverables on the Signing Date	16
2.4	Closing	17
2.5	Closing Deliveries by Seller to Buyer	17
2.6	Closing Deliveries by Buyer to Seller	19
2.7	Adjustments to MTM Value and Net Working Capital	20
2.8	Allocation of Purchase Price	22
2.9	True Up for Deferred Incentive Plan Amount	22

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES REGARDING SELLER

3.1	Organization	23
3.2	Authority	23
3.3	No Conflicts	23
3.4	Capitalization	24
3.5	Legal Proceedings	24
3.6	Brokers’ Fees	24

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES REGARDING
	THE COMPANIES AND CG&E

4.1	Organization	24
4.2	No Conflict	25
4.3	Capitalization	25
4.4	Legal Proceedings	26
4.5	Compliance with Laws	26
4.6	No Default or Termination	26
4.7	Market Based Rate Authority	26
4.8	Taxes	26
4.9	Real Property	28
4.10	Insurance	28
4.11	Intellectual Property and Software	28
4.12	Brokers’ Fees	30
4.13	Employees and Labor Matters	30
4.14	Employee Benefits	31
4.15	Liabilities	31
4.16	Other Assets	31
4.17	Licenses	32
4.18	Financial Information	32

4.19	No Adverse Changes	32
4.20	Contracts and Commitments	32
4.21	No Conflicting Contracts	33
4.22	Trading	33
4.23	TRS Agreement	33

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization	34
5.2	Authority	34
5.3	No Conflicts	34
5.4	Legal Proceedings	35
5.5	Brokers’ Fees	35
5.6	Acquisition as Investment	35
5.7	Financial Resources	35
5.8	No Conflicting Contracts	35
5.9	Opportunity for Independent Investigation	35
5.10	Federal Reserve Board Filing	36

	ARTICLE VI
	COVENANTS

6.1	Novation and Assignment of CG&E Transactions	36
6.2	Regulatory and Other Approvals	38
6.3	Access of Buyer and Seller	39
6.4	Certain Restrictions	40
6.5	Migration Services	42
6.6	Use of Certain Names	43
6.7	Support Obligations	43
6.8	Excluded Items	46
6.9	Employee and Benefit Matters	46
6.10	Termination of Certain Services and Contracts	53
6.11	Intercompany Indebtedness; Distributions	53
6.12	Transfer Taxes	53
6.13	Transition Services Arrangements	54
6.14	Tax Matters	54
6.15	Affiliate Contracts	57
6.16	Further Assurances	57
6.17	Periodic Reports	57

	ARTICLE VII
	BUYER’S CONDITIONS TO CLOSING

7.1	Representations and Warranties	57
7.2	Performance	58
7.3	Officer’s Certificate	58
7.4	Orders and Laws	58
7.5	Buyer Approvals	58
7.6	Casualty	58

	ARTICLE VIII
	SELLER’S CONDITIONS TO CLOSING

8.1	Representations and Warranties	58
8.2	Performance	58
8.3	Officer’s Certificate	58
8.4	Orders and Laws	59
8.5	Seller Approvals	59

	ARTICLE IX
	TERMINATION

9.1	Termination	59
9.2	Effect of Termination	59

	ARTICLE X
	INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS AND ARBITRATION

10.1	Indemnification	60
10.2	Limitations of Liability	61
10.3	Indirect Claims	63
10.4	Waiver of Other Representations	63
10.5	Waiver of Remedies	64
10.6	Procedure with Respect to Third-Party Claims	64
10.7	Tax Treatment of Indemnity Payment	65

	ARTICLE XI
	MISCELLANEOUS

11.1	Notices	66
11.2	Entire Agreement	66
11.3	Expenses	67
11.4	Disclosure	67
11.5	Waiver	67
11.6	Amendment	67
11.7	No Third Party Beneficiary	67
11.8	Assignment; Binding Effect	67
11.9	Headings	67
11.10	Invalid Provisions	67
11.11	Acknowledgment by Buyer	68
11.12	Publicity	68
11.13	Counterparts; Facsimile	68
11.14	Governing Law; Venue; and Jurisdiction	68
11.15	Attorneys’ Fees	68

EXHIBITS

Exhibit A-1	Form of Company Assignment Agreement - CMT
Exhibit A-2	Form of Company Assignment Agreement - CCI
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of TRS Agreement
Exhibit D	Form of Services Agreement
Exhibit E	Form of CG&E Novation Agreement
Exhibit F	Form of CG&E Assignment Agreement
Exhibit G	Form of CG&E Novation/Assignment Progress Report
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Seller Guaranty
Exhibit J	Form of Assignment and Bill of Sale Agreement
Exhibit K	Form of Software and Intellectual Property License
Exhibit L	Specified Financial Statements

SCHEDULES

1.1-AC	Affiliate Contracts
1.1-CC	Cornerstone Contracts
1.1-KS	Seller Knowledge
1.1-KB	Buyer Knowledge
1.1-NWC	Sample NWC Calculation
2.3(b)	Signing Date Transactions
2.3(c)	Support Obligations on Signing Date
2.5(d)	Closing Date Transactions
2.5(e)	Support Obligations on Closing Date
2.8	Purchase Price Allocation
3.3(c)	Seller Approvals
3.5	Legal Proceedings of Seller or Parent Companies
4.2	Company Consents
4.3	Capitalization of Companies
4.4	Legal Proceedings
4.6	Notice of Defaults or Termination
4.7	Market Based Rate Authority
4.8	Taxes
4.9(b)	Real Property Leases
4.10	Insurance
4.11(a)	Excepted Intellectual Property
4.11(b)	Registered Intellectual Property
4.11(c)	Proprietary Applications
4.11(e)	Infringement and Misappropriation Claims
4.11(f)	Transferred Equipment
4.11(g)	Material Software Licenses
4.13	Canadian Employees
4.14	Canadian Employee Benefit Plans
4.15	Liabilities
4.19	Adverse Changes
4.20	Material Contracts

5.3	Buyer Approvals
6.4	Exceptions to Certain Restrictions
6.5	Migration Services
6.8	Excluded Items
6.10	Terminated Contracts

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated as of June 26, 2006 (“Signing Date”) is made and entered into by and between Cinergy Capital & Trading, Inc., an Indiana corporation (“Seller”) and Fortis Bank S.A./N.V., a Belgian corporation with its registered office at Warandeberg 3, 1000 Brussels, RPM/RPR 0403.199.702 (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell or cause the Parent Companies to sell to Buyer, and Buyer desires to purchase from Seller and the Parent Companies, (i) 100% of the partnership interests in Cinergy Marketing & Trading, LP, a Delaware limited partnership (“CMT”), and (ii) 100% of the outstanding shares of Cinergy Canada, Inc., an Alberta corporation (“CCI”) (such partnership interests in CMT and shares in CCI being collectively the “Purchased Interests”), all on the terms and subject to the conditions set forth herein.

WHEREAS, The Cincinnati Gas & Electric Company, an Ohio Corporation (d/b/a Duke Energy Ohio, Inc.) (together with its successors and permitted assigns, “CG&E”), CMT and CCI, have entered into and may continue to enter into transactions for the purchase and sale of electric energy and capacity, other commodities and/or related products, including transactions providing for physical delivery and/or transactions providing for financial settlement (“Marketing and Trading Transactions”);

WHEREAS, as of the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the TRS Agreement and the Services Agreement (each as defined below), CG&E desires to provide to CMT, and CMT desires to assume from CG&E, the economic equivalent of the benefits and burdens associated with certain Marketing and Trading Transactions entered into by CG&E with the intent to put CMT and CG&E in substantially the same economic position as if such Marketing and Trading Transactions had been novated or assigned from CG&E to CMT as of the Closing Date; and

WHEREAS, CMT, CG&E and Buyer desire to effect the novation or assignment of the CG&E Transactions (as defined below) from CG&E to CMT upon the terms and subject to the conditions set forth in this Agreement.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

                1.1          Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 5.6.

“ADSP” has the meaning given to it in Section 6.14(a).

“AGUB” has the meaning given to it in Section 6.14(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, also includes direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Affiliate Contracts” means, collectively, those Contracts listed on Schedule 1.1-AC.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Allocation Schedule” has the meaning given to it in Section 6.14(a).

“Ancillary Agreements” means the TRS Agreement, the Services Agreement, each Company Assignment Agreement, each Assignment and Assumption Agreement, each CG&E Novation Agreement, each CG&E Assignment Agreement, the Transition Services Agreement, the Software and Intellectual Property License, the Seller Guaranty, the Assignment and Bill of Sale Agreement and the TRS Guaranty.

“Assigned Contracts” means, collectively, each Affiliate Contract, other than a Terminated Contract, for which the applicable Counterparty has consented to (or for which no consent is required for) the assignment thereof by the Assignor to the Assignee as contemplated by Section 2.5(b).

“Assignee” has the meaning given to it in Section 2.5(b).

“Assignment and Assumption Agreement” has the meaning given to it in Section 2.5(b).

“Assignment and Bill of Sale Agreement” has the meaning given to it in Section 2.5(j).

“Assignor” has the meaning given to it in Section 2.5(b).

“Available Employees” has the meaning given to it in Section 6.9(a).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. 101, et seq.

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (d) each bonus or incentive compensation plan, provided, however, that the term Benefit Plan shall not refer to any of the Canadian Employee Benefit Plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Approvals” has the meaning given to it in Section 5.3(c).

“Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).

“Canadian Employee Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which CCI is a party or bound or in which the Canadian Employees participate or under which CCI has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the Canadian Employees or former Canadian Employees, excluding Statutory Plans.

“Canadian Employees” means those individuals employed by CCI as of the Closing Date.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“Capital Stock” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“CCI” has the meaning given to it in the recitals to this Agreement.

“CG&E” has the meaning given to it in the recitals to this Agreement.

“CG&E Assignment Agreement” means each Assignment and Assumption Agreement substantially in the form of Exhibit F executed and delivered with respect to a CG&E Transaction pursuant to Section 6.1.

“CG&E Novation Agreement” means each Novation Agreement substantially in the form of Exhibit E executed and delivered with respect to a CG&E Transaction pursuant to Section 6.1.

“CG&E Transactions” means the Marketing and Trading Transactions entered into by CG&E (together with the Contracts evidencing the terms and conditions of such Marketing and Trading Transactions) that will be subject to the TRS Agreement as of the Closing Date. As of the Signing Date, the CG&E Transactions are those Marketing and Trading Transactions set forth on Schedule 2.3(b) to the extent having settlement and/or delivery dates on or after

September 1, 2006 and to which CG&E is a party, and, as of the Closing Date, the CG&E Transactions are those Marketing and Trading Transactions set forth on Schedule 2.5(d) to the extent having settlement and/or delivery dates on or after the later of the Closing Date and September 1, 2006 to which CG&E is a party. For purposes of clarification, upon the novation or assignment of a CG&E Transaction from CG&E to CMT, it shall no longer be a CG&E Transaction.

“CG&E Transferred Percentage” has the meaning given to it in Section 6.1(d).

“Charter Documents” means, with respect to any Person, the articles of incorporation, continuance, amalgamation or organization, memorandum or association, by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claiming Party” has the meaning given to it in Section 10.6(a).

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.4.

“Closing Date” means the date on which Closing occurs.

“Closing Date Transactions” means those Marketing and Trading Transactions of CCI, CMT and CG&E as of the Closing Date set forth on Schedule 2.5(d).

“CMT” has the meaning given to it in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder.

“Companies” means, collectively, CMT and CCI, and each of CMT and CCI may be referred to as a “Company”.

“Company Assignment Agreement” has the meaning given to it in Section 2.5(a).

“Company Consents” has the meaning given to it in Section 4.2(b).

“Competition Act (Canada)” means the Competition Act (Canada) R.S.C. 1985, c.C-34 and the regulations promulgated thereunder, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Fortis Brussels S.A./N.V., acting in its own name and in the name of its subsidiaries, and Duke Energy Corporation dated as of April 10, 2006.

“Continued Employee” has the meaning set forth in Section 6.9(b).

“Continuing Support Obligation” has the meaning given to it in Section 6.7(d).

“Contract” means any legally binding written agreement.

“Cornerstone Contracts” means those contracts set forth on Schedule 1.1-CC.

“Counterparty” means, with respect to any Contract, each party to such Contract (other than Seller and its Affiliates).

“Credit Rating” means, with respect to any Person, each rating given to such Person’s long-term unsecured debt obligations by S&P or Moody’s, as applicable.

“Credit Support” means all cash, guaranties, letters of credit, surety bonds, treasury securities, and other credit support posted or provided by a Person in support of the obligations of any Person.

“Credit Support Payment” means an amount (which may be positive or negative), calculated using the applicable values as of the end of the Business Day immediately preceding the Closing Date (the “CS Calculation Date”), equal to the difference between (a) the amount of Credit Support (other than in the form of guaranties) then posted by a Duke Credit Support Provider (i) on behalf of either Company, (ii) with respect to any CG&E Transaction, or (iii) with respect to any Affiliate Contracts being assigned to a Company as of the Closing Date, in each case as of the CS Calculation Date minus (b) the amount of Credit Support in the form of cash collateral then held by a Non-Company Affiliate (i) on behalf of either Company, (ii) with respect to any CG&E Transaction or (iii) with respect to any Affiliate Contracts being assigned to a Company as of the Closing Date, in each case calculated as of the CS Calculation Date; provided that (A) the Credit Support described in clause (a) of this definition shall not include Credit Support in the form of a letter of credit posted by a Duke Credit Support Provider to the extent the applicable Counterparty and the beneficiary of such letter of credit have agreed in writing, effective as of or prior to Closing, to (1) release as of Closing the applicable Duke Credit Support Provider from all obligations under such letter of credit, and (2) terminate as of Closing such letter of credit and (B) the Credit Support described in clause (a)(i) and clause (b)(i) of this definition shall exclude any Credit Support that is included in the calculation of Net Working Capital.

“Credit Support Payment Estimate” has the meaning given to it in Section 2.6.

“Daily Operating Reports” means the operating reports prepared by the Companies in the ordinary course of their business consistent with past practice in a format similar to the operating reports contained in the Intralinks data room in connection with the transactions contemplated by this Agreement.

“Data” means all the available data in digital format that is used in the operations and business of the Companies (and the CG&E Transactions) as currently conducted, including any Transaction data in digital format.

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“Deferred Incentive Plan Amount” means (i) the aggregate amount (including, for this purpose, an amount equal to the employers’ share of FICA and FUTA Taxes with respect thereto to the extent not paid at or prior to Closing by Seller or an Affiliate of Seller) of 2005 deferred bonuses payable in 2007 under the Incentive Plan to the Available Employees as described under the heading “Deferred 2005 Bonus Amounts” in the information delivered by Seller to Buyer on the Signing Date pursuant to the second sentence of Section 6.9(n) and (ii) the aggregate amounts (including, for this purpose, amounts equal to the employers’ share of FICA and FUTA Taxes with respect thereto to the extent not paid at or prior to Closing by Seller or an Affiliate of Seller) payable under letter agreements and similar written commitments and arrangements between Available Employees and Seller and Non-Company Affiliates of Seller (including sign-on bonuses and guaranteed payment amounts) as described under the heading “Other Deferred Amounts” in the information delivered by Seller to Buyer on the Signing Date pursuant to the last sentence of Section 6.9(n).

“Disagreement” has the meaning given to it in Section 2.7(c).

“Dispute Notice” has the meaning given to it in Section 2.7(a).

“Duke Credit Support Providers” means Seller or any Non-Company Affiliates (including Cinergy Corp. and Duke Capital LLC) that provide Credit Support (a) on behalf of either Company (including with respect to any Marketing and Trading Contract of such Company), (b) with respect to any CG&E Transaction or (c) with respect to any Affiliate Contract.

“Equipment” means the computers and related equipment, including central processing units and other processors (e.g., microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g., voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data,

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller or the Companies, or that is a member of the same “controlled group” as Seller or the Companies pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Companies shall not be considered to be ERISA Affiliates from and after the Closing.

“Excluded Items” has the meaning given to it in Section 6.8.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FERC” means the Federal Energy Regulatory Commission.

“FICA” means the Federal Insurance Contributions Act, as amended, and the regulations promulgated thereunder.

“FPA” means the Federal Power Act.

“FUTA” means the Federal Unemployment Tax Act, as amended, and the regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.

“Governmental Authority” means any applicable federal, state, provincial, municipal, local or other governmental authority, agency, board, bureau, commission, court, department, official or other instrumentality in the United States or Canada.

“Hire Date” has the meaning given to it in Section 6.9(b).

“Hired Employee” has the meaning given to it in Section 6.9(b).

“HSR Act” means the Hart Scott Rodino Antitrust Improvement Act of 1976.

“Incentive Plan Payment Amount” means the aggregate amount payable by Seller (or a Non-Company Affiliate of Seller) to Hired Employees under the Incentive Plan for the portion of fiscal year 2006 of the Companies ending prior to Closing as determined in good faith by the Seller.

“Incentive Plan” means the Cinergy Corp. Commercial Business Unit Annual Incentive Plan.

“Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Independent Accountant” means (a) Ernst & Young LLP and its successors, or (b) if Ernst & Young LLP is (i) unable or unwilling to serve in such capacity or (ii) engaged by either Seller, Buyer or their respective Affiliates as its accounting auditor during the two-year period preceding the date of the selection of an Independent Auditor under Section 2.7, such other independent accounting firm of nationally recognized standing that is mutually selected by Buyer and Seller and has not been engaged to act as an accounting auditor for Buyer, Seller or their respective Affiliates during the two-year period preceding such selection.

“Intellectual Property” means the following intellectual property, whether arising by statute or under common law: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including data, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Period” has the meaning given to it in Section 6.2.

“Knowledge” when used with respect to Seller, means the actual knowledge of the individuals listed on Schedule 1.1-KS and, when used with respect to the Buyer, means the actual knowledge of the individuals listed on Schedule 1.1-KB.

“Laws” means all laws, rules, regulations, ordinances, court orders of general application, and other pronouncements of general application having the effect of law of any Governmental Authority.

“Letter of Credit” means an irrevocable, standby letter of credit issued by a commercial bank with Credit Ratings at least equal to the Required Rating, which shall (a) include customary terms and conditions (including terms and conditions substantially similar to or more favorable than those in the Support Obligation which is being replaced or backstopped by such Letter of Credit), (b) contain customary rights permitting the beneficiary of such Letter of Credit to draw upon such Letter of Credit upon any event or omission that would have allowed the Support Obligation being replaced by such Letter of Credit to be drawn or called upon, including upon certification of any breach of the underlying contract if applicable, and (c) contain the right for the beneficiary thereof to draw on such Letter of Credit if such Letter of Credit has not been renewed or replaced at least thirty (30) days prior to the expiration thereof (or such lesser period as may be specified in the underlying contract to which such Letter of Credit relates).

“Licensed Intellectual Property” means Intellectual Property owned by Seller or any Non-Company Affiliate and that is used in the operations and business of the Companies (including the CG&E Transactions) as currently conducted, including Intellectual Property embodied in the Proprietary Applications (in both source and object code form) and all Related Documentation, but excluding Seller’s Marks, Excluded Items and the items listed on Schedule 4.11(a).

“Lien” means any charge, purchase option, mortgage, pledge, deed of trust (or in the case of CCI, any deemed or statutory trust), security interest, encumbrance or other lien of any kind.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) but in each case only to the extent such Losses are not covered by a payment from a third party or by insurance, it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance and other third-party recoveries in respect of Losses to be indemnified hereunder. For all purposes in this Agreement the term “Losses” does not include any Non-reimbursable Damages.

“Management Reports” means the reports titled “Cinergy Performance Management Reporting (Gas Portfolio Business Unit) EBIT” and/or “Cinergy Performance Management Reporting (Gas & Power Portfolio Business Unit) EBIT” relating to periods in fiscal year 2005 and the portion of the fiscal year 2006 ended March 31, 2006.

“Marketing and Trading Transaction” has the meaning given to it in the recitals to this Agreement.

“Master Agreement” means forms of master agreements or general terms and conditions as have been accepted by a significant portion of the applicable market for trading the products or commodities covered by such agreements or such general terms and conditions.

“Material Adverse Effect” means a material adverse effect, either individually or in the aggregate, on (a) the business, financial condition, or results of operations of the Companies, the CG&E Transactions, and the Affiliate Contracts considering this clause (a) taken as a whole, as applicable to periods after Closing or (b) the consummation of the transactions contemplated by this Agreement; provided, however, that any effect arising from the following shall not be considered when determining whether a Material Adverse Effect has occurred:  (i) any change generally applicable to the industry or market in which a Company or CG&E operates, (ii) any change in general political, regulatory or economic conditions, including the financial and securities markets and including any acts of war or terrorist activities, (iii) any continuation of an adverse trend or condition, (iv) any change in any Laws, (v) the failure of Seller or any Non-Company Affiliate to effect the assignment of any Contract to either Company; (vi) any changes in the mark-to-market value of any Transaction after the Signing Date, (vii) any changes in the general market prices of commodities, including natural gas and electricity, (viii) any change in the financial condition or results of operation of a Company or CG&E caused by the transactions contemplated by this Agreement, (ix) any actions taken or omitted with the consent of Buyer or pursuant to or in accordance with this Agreement, and (x) the announcement or pendency of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning given to it in Section 4.20.

“Material Economic Terms” means, with respect to any Closing Date Transaction and the Trading Contracts related thereto, the identity of the buyer and the seller, the commodity or product, the contract or notional quantity, the contract price, and, if applicable, the period of delivery and the delivery point(s), and, for a Closing Date Transaction involving an option, the option type, premium, strike price and expiration date.

“Material Software Licenses” means the Contracts for the Software set forth on Schedule 4.11(g).

“Migration Plan” has the meaning given to it in Section 6.5.

“Migration Services” has the meaning given to it in Section 6.5.

“Moody’s” means Moody’s Investors Services, Inc. and any successors thereto.

“MTM Estimate” means Seller’s good faith estimate of the MTM Value of the Trading Book delivered in writing to Buyer at least three (3) Business Days prior to Closing.

“MTM Sample Calculation” means the sample calculation as of June 7, 2006 of the MTM Value of the Trading Book delivered by Seller to Buyer on the Signing Date pursuant to Section 2.3(e).

“MTM Value of the Trading Book” means the mark-to-market value of the Closing Date Transactions calculated as of the Closing Date based on the mid-market prices (net of reserves)

determined in a manner consistent with the past practices of the Companies and in accordance with the methodology and sample calculation used to reflect the MTM Value of the Trading Book as of June 7, 2006 set forth on the MTM Sample Calculation.

“Net Working Capital” means (without duplication), the sum of the following calculations made with respect to each Company as of the Closing Date (expressed as a positive or negative number): the difference between (a) the total current assets of such Company (including any current assets associated with Credit Support provided with respect to the Closing Date Transactions other than (x) in the form of a letter of credit or (y) with respect to the CG&E Transactions, but otherwise excluding any current assets expressly included in and any reserves associated with the MTM Value of the Trading Book and/or the Transactions), minus (b) the total current liabilities of such Company (including any current liabilities associated with Credit Support provided with respect to the Closing Date Transactions other than the CG&E Transactions, but otherwise excluding any current liabilities expressly included in and any reserves associated with the MTM Value of the Trading Book and/or the Transactions); and in the case of clauses (a) and (b) above, (i) excluding (A) any Excluded Items, (B) any current income Tax asset or deferred income Tax asset or liability reflecting differences between the treatment of items for accounting and income Tax purposes, or carryforwards (other than any deferred income Tax asset or liability (net of any valuation allowance) reflecting the MTM Value of the Trading Book with respect to any Transactions of CCI), and (C) any liabilities associated with employee compensation, including accruals or reserves for employee incentive, bonus or retention payments (other than current liabilities associated with employee compensation (other than incentive, bonus or retention payments or similar payments) for employees of CCI), (ii) measured as of the time immediately prior to the consummation of, and without giving effect to, the transactions contemplated hereby (but after giving effect to any items contemplated to occur as of the Closing under Sections 6.10 and 6.11), (iii) determined in accordance with the methodology and sample calculation used to reflect the components of Net Working Capital as of March 31, 2006 set forth on Schedule 1.1- NWC, (iv) otherwise determined in accordance with GAAP, (v) for purposes of clarification, any account receivable or account payable relating to a Marketing and Trading Transaction of either Company (whether relating to (1) a Marketing and Trading Transaction of either Company that has been closed out or terminated as of Closing or (2) a Closing Date Transaction of either Company) shall be included in Net Working Capital, and (vi) without duplication of any matters for which Buyer has otherwise been compensated pursuant to this Agreement, whether through the calculation of, or any adjustment to, the Purchase Price or MTM Value of the Trading Book (including any adjustments thereto in accordance with the MTM Sample Calculation), through the presence of accruals or reserves or otherwise.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Companies.

“Non-reimbursable Damages” has the meaning given to it in Section 10.5(b).

“NWC Estimate” means Seller’s good faith estimate of Net Working Capital delivered in writing to Buyer at least three (3) Business Days prior to the Closing.

“Omitted Counterparty Transaction” has the meaning given to it in Section 2.7(a).

“Parent Companies” means, collectively, Cinergy Limited Holdings, LLC and Cinergy General Holdings, LLC, together with their successors.

“Parties” means each of the parties that is a signatory to this Agreement and, for purposes of Article X, shall include the parties that are signatories to the Software and Intellectual Property License Agreement.

“Payment Date has the meaning given to it in Section 6.7(e).

“Permitted Tax Liens” mean (i) Liens securing the payment of Taxes which are either not delinquent or are being contested in good faith by appropriate proceedings and (ii) Liens for current Taxes not yet due or payable.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, joint venture, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prevailing Party” has the meaning given to it in Section 2.7(c).

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling by any Governmental Authority or arbitral tribunal.

“Proprietary Applications” means the Software that is owned by the Seller or the Non-Company Affiliates and licensed to Buyer and its Affiliates pursuant to the Software and Intellectual Property License Agreement.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchased Interests” has the meaning given to it in the recitals to this Agreement.

“Real Property Leases” has the meaning given to it in Section 4.9(b)

“Referral Date” has the meaning given to it in Section 2.7(c).

“Referral Notice” has the meaning given to it in Section 2.7(c).

“Registered Intellectual Property” has the meaning given to it in Section 4.11(b).

“Related Documentation” means, with respect to Software, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other information that describes the function and use of such Software, in each case that is reasonably available.

“Representatives” means, as to any Person, its and its Affiliates’ officers, directors, partners, members, employees, counsel, accountants, financial advisers and consultants.

“Required ISO/RTO Membership” means, with respect to any Transaction, any membership or participant status in any Independent System Operator, Regional Transmission Organization or similar organized market for sales of electric energy, capacity and ancillary services required for CMT to perform its obligations under such Transaction.

“Required Rating” means a Credit Rating of at least “A-” from S&P and at least “A3” from Moody’s.

“Resolution” has the meaning given to it in Section 2.7(c).

“Resolution Date” has the meaning given to it in Section 2.7(d).

“Responding Party” has the meaning given to it in Section 10.6(a).

“Retention Plan” means the Duke Energy Americas (DEA) Cinergy Marketing and Trading (CMT) Retention Plan.

“Risk Management Policies” means the risk management policies applicable to the Companies and set forth in the Cinergy Commercial Business Unit Risk Management Control Policy Manual dated as of November 9, 2005, the Duke Energy Marketing Risk Limits dated as of April 1, 2006 and the Duke Energy Marketing Approved Products and Instruments Risk Addendum dated as of April 1, 2006.

“S&P” means Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) and any successors thereto.

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“Section 338(g) Election” has the meaning given to it in Section 6.14(f).

“Section 338(h)(10) Election” has the meaning given to it in Section 6.14(a).

“Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Guaranty” means the Guaranty Agreement substantially in the form of Exhibit I executed and delivered pursuant to Section 2.3.

“Seller Approvals” has the meaning given to it in Section 3.3(c).

“Seller Group” means the affiliated group of corporations which includes Seller.

“Seller Marks” has the meaning given to it in Section 6.6.

“Seller Plans” or “Seller Plan” has the meaning given to it in Section 6.9(d).

“Seller Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Seller’s Determination” has the meaning given to it in Section 2.7(b).

“Services Agreement” means the Services Agreement substantially in the form of Exhibit D executed and delivered pursuant to Section 2.5.

“Shared Capacity” means that computing capacity in the Equipment used for both: (a) the operations and business of the Companies (and the CG&E Transactions) (except for the computing capacity used for the functions and services listed in item 2 of Schedule 4.11(a) other than disaster recovery services) as currently conducted; and (b) the operations and business of any Non-Company Affiliate as currently conducted.

“Signing Date” has the meaning given to it in the introduction to this Agreement.

“Signing Date Transactions” means those Marketing and Trading Transactions of CCI, CMT and CG&E as of June 23, 2006 set forth on Schedule 2.3(b) to the extent having settlement and/or delivery dates on or after September 1, 2006.

“Software” means any instruction or set of instructions that is used (e.g., read, compiled, processed or manipulated) by, in or on Equipment, including application programming interfaces, source code and object code versions of applications programs, operating system software, software tools, computer software languages and utilities software; in each case, in whatever form or media, including the tangible media upon which they are recorded or printed, together with all corrections, improvements, enhancements, modifications, updates and releases thereof prior to the Closing.

“Software and Intellectual Property License Agreement” means the Software and Intellectual Property License Agreement substantially in the form of Exhibit K executed and delivered pursuant to Section 2.5(i) pursuant to which the Licensed Intellectual Property and Proprietary Applications are licensed to the Companies.

“Statutory Plans” means statutory benefit plans which CCI is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Support Obligations” has the meaning given to it in Section 6.7(a).

“Tax” or “Taxes” means (i) any federal, state, provincial, local or foreign income, gross receipts, ad valorem, sales and use, goods and services, employment, social security, disability, occupation, property, severance, value added, transfer, Capital Stock, excise, withholding, premium, federal or provincial capital taxes, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges, surcharges or fees imposed by or on behalf of any Taxing Authority, including any interest, penalty or addition attributable thereto or to the non-payment thereof and (ii) liability for Taxes of any other Person of a kind described in clause (i) imposed (A) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, provincial, local or foreign tax law), or otherwise as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group for federal, state, provincial, local or foreign tax purposes, and (B) as a successor by contract or otherwise as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Return” means any return, report or similar statement or form required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Terminated Contracts” has the meaning given to it in Section 6.10.

“Third Party Software” has the meaning given to it in Section 6.5.

“Title and Authority Representations” has the meaning given to such term in Section 10.2(a).

“Trading Contracts” means, with respect to a Transaction, all master agreements, confirmations, Credit Support documents, schedules, credit support annexes, cover sheets, master netting agreements, master collateral agreements or similar or related agreements to which either Company, CG&E and/or a Duke Credit Support Provider is a party, in each case that relate to such Transaction.

“Transactions” means, during the applicable period specified in this definition, the following: (i) as of the Signing Date, the Signing Date Transactions, (ii) on any date after the Signing Date and prior to the Closing Date, the Marketing and Trading Transactions to which CMT or CCI is a party as of such date and any CG&E Transactions existing as of such date, and (iii) as of and after the Closing Date, the Closing Date Transactions.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charge, but excluding any income, capital gains or similar Taxes related to any such transfer.

“Transferred Capacity” means the portion of the Shared Capacity used in the operations and business of the Companies (and the CG&E Transactions) (except for the computing capacity used for the functions and services listed in item 2 of Schedule 4.11(a) other than disaster recovery services) as currently conducted. The form of the foregoing “Transferred Capacity” is not required to match the form of the Shared Capacity but is required to provide the same function and performance as provided by the foregoing Transferred Capacity.

“Transferred Equipment” means all Equipment solely used in the operations and business of the Companies (including the CG&E Transactions) as currently conducted that is not owned by the Companies.

“Transition Services Agreement” means an agreement for the provision of services after Closing from the Seller and/or its Affiliates to the Companies substantially in the form of Exhibit H to be executed and delivered pursuant to Section 2.5.

“TRS Agreement” means the Total Return Swap Agreement substantially in the form of Exhibit C executed and delivered pursuant to Section 2.5.

“TRS Guaranty” has the meaning given to it in Section 2.6.

“Welfare Benefits” has the meaning given to it in Section 6.9(f).

Rules of Construction.

(a)           All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. All references to any agreement, instrument, or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(c)           Currency amounts referenced herein are in U.S. Dollars unless otherwise specified. In all cases where it is necessary to determine the amount of a Loss or whether a monetary limit or threshold set out herein has been reached or exceeded and the value of the relevant Loss or underlying value is expressed in a currency other than U.S. Dollars, the value of each such Loss or underlying value shall be converted into U.S. Dollars at an exchange rate equal to the most recent exchange rate published by The Financial Times on the date such payment is due hereunder (or, if no such exchange rate is published by The Financial Times, then the most recent exchange rate published by The Wall Street Journal on the date such payment is due hereunder).

(d)           It is the understanding of the Parties that the intention of the determination and application of Net Working Capital and MTM Value of the Trading Book is solely to provide for their calculation and is not being effected to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies when making such determination. If there is a conflict between GAAP and the methodologies set forth herein, then the methodologies set forth herein shall control for purposes of the foregoing definitions. Except as otherwise set forth herein, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)           Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f)            Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE PRICE; DELIVERY OF DOCUMENTS

                2.1          Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)           Buyer agrees to purchase from Seller and the applicable Parent Companies, and Seller agrees to convey or cause the Parent Companies to convey to Buyer, the Purchased Interests.

(b)           Pursuant to the execution and delivery of the applicable Assignment and Assumption Agreements referenced in Section 2.5, Buyer agrees to assume (or cause one of the Companies to assume), at Closing from each of the Non-Company Affiliates that are party to an Assigned Contract, and Seller agrees to cause such Non-Company Affiliates to assign to Buyer (or such Company), all of the rights and obligations of such Non-Company Affiliates, as applicable, under the Assigned Contracts.

                2.2          Purchase Price. The purchase price (the “Purchase Price”) for the purchase and sale described in Section 2.1 and other undertakings and agreements set forth in this Agreement is equal to the sum of:

(a)           $210,000,000 (the “Base Purchase Price”);

(b)           plus, the MTM Value of the Trading Book;

(c)           plus, the Net Working Capital.

2.3          Deliverables on the Signing Date. On the Signing Date:

(a)           Buyer and Seller shall execute and deliver to each other this Agreement;

(b)           Seller shall deliver Schedule 2.3(b) to Buyer, which schedule shall set forth the Signing Date Transactions;

(c)           Seller shall deliver Schedule 2.3(c) to Buyer, which schedule shall set forth the Support Obligations as of the Signing Date;

(d)           Seller shall deliver to Buyer a counterpart of the Seller Guaranty executed by Cinergy Corp.; and

(e)           Seller shall deliver to Buyer the MTM Sample Calculation and the lists of information to be provided by Seller to Buyer on the Signing Date pursuant to Section 6.9(a), (e) and (n).

                2.4          Closing. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas 77002 at 10:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in ARTICLE VII and ARTICLE VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Seller mutually agree in writing. The Closing shall for all purposes be deemed to have been consummated at 12:01 A.M. Houston time on the Closing Date.

                2.5          Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a)           a counterpart (i) executed by the Parent Companies of an assignment of the Capital Stock of CMT in the form attached hereto as Exhibit A-1 and (ii) executed by Seller of an assignment of the Capital Stock of CCI in the form attached hereto as Exhibit A-2 (each a “Company Assignment Agreement”) evidencing the assignment and transfer to Buyer of the Purchased Interests owned by Seller or such Parent Company, as applicable;

(b)           a counterpart executed by each applicable Non-Company Affiliate of one or more assignment and assumption agreements each substantially in the form attached as Exhibit B (each an “Assignment and Assumption Agreement”) which shall effect the assignment to Buyer or one of the Companies, as designated by Buyer within thirty (30) days following the Signing Date (as applicable, the “Assignee”), of each Assigned Contract by the Non-Company Affiliate that is party thereto (the “Assignor”) and the assumption by the Assignee of all obligations of the Assignor under each Assigned Contract;

(c)           a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(c) with respect to Seller and each Parent Company (or the owner of each Parent Company that is treated as a disregarded entity for U.S. federal income Tax purposes);

(d)           Schedule 2.5(d), which schedule shall set forth the Closing Date Transactions;

(e)           Schedule 2.5(e), which schedule shall set forth the Support Obligations as of the Closing Date;

(f)            Schedule 2.8, which schedule shall set forth the allocation of the Purchase Price;

(g)           a counterpart executed by Seller and the Companies of the Transition Services Agreement;

(h)           a counterpart of the TRS Agreement and the Services Agreement executed by CG&E and CMT;

(i)            a counterpart executed by CMT and the applicable Non-Company Affiliate(s) identified therein of the Software and Intellectual Property License Agreement;

(j)            an executed counterpart of one or more assignment and bill of sale agreements, each substantially in the form attached as Exhibit J (each an “Assignment and Bill of Sale Agreement”), which shall effect the transfer of ownership to the Assignee of the Transferred Equipment by Seller or the Non-Company Affiliate that is the owner thereof;

(k)           the books and records of each Company not present at such Company on the Closing Date and in the possession of Seller or a Non-Company Affiliate (it being agreed that Seller may retain a copy thereof); and

(l)            a “clearance certificate” under s.116 of the Canadian Tax Act satisfactory to Buyer to evidence that no withholding is required for the payment to Seller; provided that:

(i)                    if a certificate issued by the Minister of National Revenue (Canada) pursuant to subsection 116(2) of the Canadian Tax Act in respect of the disposition of the CCI shares to Buyer, specifying a certificate limit in an amount which is not less than the portion of the Purchase Price allocable to the CCI shares, is not delivered to Buyer at or before the Closing, Buyer shall be entitled to withhold from the Purchase Price payable to Seller at the Closing the amount that it may be required to remit pursuant to subsection 116(5) of the Canadian Tax Act in connection with such purchase;

(ii)                   if, prior to the 28th day after the end of the month in which the Closing occurs (or such later time if the Canada Revenue Agency confirms in writing that Buyer may continue to hold the amount withheld pursuant to Section ((l)) hereof), Seller delivers to Buyer:

(A)          a certificate issued by the Minister of National Revenue under Section 116(2) of the Canadian Tax Act in respect of the disposition of the CCI shares to Buyer, Buyer shall promptly pay to Seller the lesser of (I) the amount withheld pursuant to Section 2.5(l) hereof, and (II) the amount withheld pursuant to Section 2.5(l) hereof less the amount, if any, by which the portion of the Purchase Price allocable to the CCI shares exceeds the amount specified in such certificate as the certificate limit, multiplied by the percentage specified in subsection 116(5) of such Act, together with any interest earned on the amount so withheld to the date of such payment (less any applicable withholding Tax), or

(B)           a certificate issued by the Minister of National Revenue under Section 116(4) of the Canadian Tax Act in respect of the disposition of the CCI shares to Buyer, Buyer shall promptly pay the amount withheld pursuant to Section (l) hereof to Seller, together with any interest earned thereon (less any applicable withholding Tax);

(iii)                  if Buyer has withheld an amount pursuant to Section 2.5(l)(i) hereof and Seller does not deliver to the Buyer, prior to the 28th day after the end of the month in which the Closing occurs (or such later time if the Canada Revenue Agency confirms in writing that Buyer may continue to hold the amount withheld pursuant to Section 2.5(l)(i) hereof):

(A)          a certificate issued by the Minister of National Revenue under Section 116(2) of the Canadian Tax Act in respect of the disposition of the CCI shares to Buyer specifying a certificate limit equal or greater than the portion of the Purchase Price allocable to the CCI shares; or

(B)           a certificate issued by the Minister of National Revenue under Section 116(4) of the Canadian Tax Act in respect of the disposition of the CCI shares to Buyer;

(iv)                  Buyer shall remit to the Receiver General of Canada the amount required to be remitted pursuant to subsection 116(5) of the Canadian Tax Act (and the amount so remitted shall be credited to the Buyer as a payment to Seller on account of the Purchase Price) and Buyer shall pay to Seller any remaining portion of the amount withheld pursuant to Section 2.5(l)(i) hereof, together with interest earned on the amount withheld pursuant to Section 2.5(l)(i) hereof, prior to such remittance (less any applicable withholding Tax); and

(m)          For the avoidance of doubt, any net Tax withheld by Buyer pursuant to this Section 2.5(l) shall be treated for all purposes of this Agreement as having been paid to Seller.

                2.6          Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller (or, in the case of clause (d), to the applicable beneficiary) the following:

(a)           a wire transfer of immediately available funds (to such account as Seller shall have notified Buyer of at least three (3) Business Days prior to the Closing Date) in an amount equal to the result of:

(i)                    the sum of (A) the Base Purchase Price, plus (B) the MTM Estimate, plus (C) the NWC Estimate;

(ii)                   plus, Seller’s good faith estimate (“Credit Support Payment Estimate”) of the Credit Support Payment;

(iii)                  minus, the portion of the Deferred Incentive Plan Amount that applies to the Hired Employees;

(iv)                  minus, any withholding required under Section 2.5(l)(i);

(b)           an executed counterpart of each Company Assignment Agreement;

(c)           a counterpart executed by each Assignee referenced in Section 2.5(b) of each Assignment and Assumption Agreement;

(d)           without duplication of the Credit Support Payment referred to in Section 2.6(a)(ii), all guaranties, cash, letters of credit or other replacement credit support required to be delivered at the Closing to Seller, any of its Affiliates or any beneficiary of a Support Obligation pursuant to Section 6.7;

(e)           a counterpart executed by Buyer of the Transition Services Agreement;

(f)            a counterpart executed by Buyer of the Software and Intellectual Property License Agreement; and

(g)           a counterpart executed by Fortis Bank SA/NV Cayman Islands Branch of the guaranty of CMT’s obligations under the TRS Agreement and the Services Agreement, substantially in the form required by the TRS Agreement and the Services Agreement (the “TRS Guaranty”).

                2.7          Adjustments to MTM Value and Net Working Capital.

(a)           Adjustments to Schedule 2.5(d). If a Party in good faith believes that there is (i) any inaccuracy and/or omission with respect to a Material Economic Term of any Closing Date Transaction as set forth on Schedule 2.5(d) or (ii) a Closing Date Transaction of CMT or CCI that was omitted from Schedule 2.5(d) that is with a Counterparty other than a Counterparty to a Closing Date Transaction or a Cornerstone Transaction (each such omitted Closing Date Transactions described in this clause (ii) being an “Omitted Counterparty Transaction”), then such Party shall deliver to the other Party on or prior to the 120th day following the Closing Date (or, in the case of (A) a Closing Date Transaction that was entered into after the Signing Date and prior to Closing, the 180th day following the Closing Date and (B) an Omitted Counterparty Transaction, the 18-month anniversary of the Closing) a written notice (“Dispute Notice”) containing a detailed description of such inaccuracy or omission. If no Party provides a Dispute Notice to the other Party on or prior to the date set forth in the preceding sentence applicable to such Transaction, the Parties shall be deemed to have accepted Schedule 2.5(d), which shall then be deemed final, binding and conclusive for all purposes hereunder. If a Dispute Notice is timely provided, then the Parties shall each use their respective good faith efforts for a period of fifteen (15) days after delivery of such Dispute Notice to agree on (1) whether such an inaccuracy or omission exists and, if so, what revisions should be made to Schedule 2.5(d) to correct the same, and (2) what, if any, adjustments need to be made to the Purchase Price to reflect such corrections; provided that any such adjustment to the Purchase Price shall be consistent with the methodology and calculations set forth on the MTM Sample Calculation. If the Parties are unable to agree on such revisions or adjustments by the end of such fifteen (15) day period, then any such disagreement shall be resolved in accordance with Section 2.7(c). Promptly following the Resolution Date, the Parties shall prepare a revised Schedule 2.5(d), which shall correct any such inaccuracy or omission in accordance with the resolution reached pursuant to this Section 2.7 (including clause (c) hereof) and such revised Schedule 2.5(d) shall be used as a replacement for Schedule 2.5(d) for all purposes hereunder.

(b)           Adjustments to Net Working Capital, MTM Value, and Credit Support Payment. Within ninety (90) days after the Closing Date in the case of Net Working Capital, within ten (10) Business Days after the Closing Date in the case of MTM Value of the Trading

Book, and within five (5) Business Days after the Closing Date in the case of the Credit Support Payment, Seller shall determine the actual Net Working Capital, MTM Value of the Trading Book, and Credit Support Payment and shall provide Buyer with written notice of such determination, along with reasonable supporting information and calculations (each, a “Seller’s Determination”). If Buyer objects to any Seller’s Determination above, then it shall provide Seller written notice thereof within twenty-one (21) days after receiving the applicable Seller’s Determination, specifying the specific matters in dispute. If the Parties are unable to agree on the Net Working Capital, MTM Value of the Trading Book, or Credit Support Payment within fourteen (14) days after the applicable date on which the Buyer objects to Seller’s Determination pursuant to the preceding sentence, then any such disagreement shall be resolved in accordance with Section 2.7(c). If Buyer does not object to Seller’s Determination within the time period and in the manner set forth in the second sentence of this Section 2.7(b) or if Buyer accepts Seller’s Determination, the Net Working Capital, MTM Value of the Trading Book, or Credit Support Payment, as applicable, as set forth in Seller’s Determination shall become final and binding upon the Parties for all purposes hereunder. If the actual Net Working Capital, MTM Value of the Trading Book, or Credit Support Payment (as agreed between the Parties or as determined pursuant to clause (c) below) is greater than the NWC Estimate, MTM Estimate, or Credit Support Payment Estimate, as applicable, then Buyer shall pay Seller an amount equal to the difference between such amounts in accordance with Section 2.7(d). If the actual Net Working Capital, MTM Value of the Trading Book, or Credit Support Payment (as agreed between the Parties or as determined pursuant to clause (c) below) is less than the NWC Estimate, MTM Estimate, or Credit Support Payment Estimate, as applicable, then Seller shall pay Buyer the absolute value of the difference between such amounts in accordance with Section 2.7(d).

(c)           Dispute Resolution by Senior Management and Independent Accountants. If the Parties are unable to resolve any disagreement with respect to the matters described in Section 2.7(a)or (b)(each a “Disagreement”) within the time periods and through the procedures set forth therein, then Buyer, on the one hand, and Seller, on the other hand, shall each nominate promptly (and in any event within five (5) Business Days) an officer from their senior management to use commercially reasonable efforts to resolve such Disagreement on or before the tenth day following such nomination. If such senior management representatives are unable to resolve such Disagreement by the end of such ten (10) day period, then any Party may refer such Disagreement to the Independent Accountant, and such referring Party shall give prompt written notice (“Referral Notice”) to the other Party (with a copy to such Independent Accountant) of its referral of such Disagreement to such Independent Accountant (the date of delivery of such notice to the other Parties being the “Referral Date”), which notice shall identify the Independent Accountant, state that it is a Referral Notice under this Section 2.7(c) and contain a detailed description of any Disagreement being then referred to such Independent Accountant. The Independent Accountant shall execute a confidentiality agreement, in form and substance reasonably satisfactory to Buyer and Seller, with each of Buyer and Seller with respect to any confidential or proprietary information that may be provided to it in connection with its role under Section 2.7(c). The Parties shall cooperate with the Independent Accountant during the term of its engagement. Within ten (10) Business Days after the Referral Date, each of Buyer, on the one hand, and Seller, on the other hand, shall submit a written proposal to the Independent Accountant identifying its proposed resolution of the Disagreement and any resulting adjustment to the Purchase Price. The Independent Accountant shall resolve each

Disagreement as promptly as practicable and in any event within thirty (30) days of the Referral Date by notifying the Parties in writing of its resolution of the Disagreement, which resolution shall be in accordance with the calculations and methodologies set forth herein (the “Resolution”). The Independent Accountant shall be required to make its determination (i) in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review) and (ii) only with respect to Disagreements specifically set forth in the applicable Referral Notice. The Resolution by the Independent Accountant of any Disagreement, may, in the Independent Accountant’s discretion, identify the prevailing Party (the “Prevailing Party”) and shall become final and binding on the Parties on the date the Independent Accountant delivers to the Parties its written notice of Resolution with respect to such Disagreement. The fees and expenses of the Independent Accountant shall be paid by the non-Prevailing Party unless no Prevailing Party is identified, in which case the fees and expenses of the Independent Accountant shall be shared equally by Buyer, on the one hand, and Seller, on the other hand.

(d)           Resolution Date; Payments. With respect to any matter described in Section 2.7, the earliest date on which either (i) such matter is resolved pursuant to Section 2.7(a) or (b)or (ii) the last disputed item with respect to a Disagreement on such matter is resolved in accordance with Section 2.7(c) shall be referred to herein as the “Resolution Date” for such matter. Upon the Resolution Date, the Party owing any amount to the other Party pursuant to any such adjustment to the Purchase Price pursuant to this Section 2.7 shall pay such other Party within three (3) Business Days following such Resolution Date such amount by wire transfer of immediately available funds to an account designated in writing by the Party that is to receive such payment. Any such payment shall include interest on such amount accrued from the Closing Date to but excluding the date of such payment at a rate of 7% per annum.

                2.8          Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated between the Companies in accordance with the allocation set forth on Schedule 2.8. Following the sale of the Purchased Interests, Buyer and Seller in connection with their respective U.S. federal, state, and local tax returns and other filings (including without limitation Internal Revenue Service Form 8594), shall not take any position inconsistent with such allocation (or any adjustment to such allocations). Any adjustment to the Purchase Price (including as a result of Section 10.7) shall be allocated as provided by Treas. Reg. §1.1060-1(c), as applicable.

2.9          True Up for Deferred Incentive Plan Amount. Promptly following payment to Hired Employees of the Deferred Incentive Plan Amount required to be paid to them by Buyer pursuant to Buyer’s covenant in Section 6.9(n) (and in no event later than April 30, 2007 (or, if later, in the case of amounts described under clause (ii) of the definition of Deferred Incentive Plan Amount, on the date of the last payment to the applicable Hired Employee of the amounts required to be paid by Buyer pursuant to the last sentence of Section 6.9(n)), Buyer and Seller shall compare the Deferred Incentive Plan Amount applicable to each Hired Employee to the amounts actually paid by Buyer to such Hired Employee pursuant to Section 6.9(n), and if the amount paid to such Hired Employee by Buyer pursuant to Section 6.9(n) is less than the Deferred Incentive Plan Amount applicable to such Hired Employee, then Buyer shall promptly (and in any event within five (5) Business Days) pay the difference to the Seller, by wire transfer of immediately available funds to an account designated by Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer that:

                3.1          Organization. Each of Seller and each Non-Company Affiliate (other than CG&E) that is a party to an Ancillary Agreement is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

                3.2          Authority.

(a)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement and the Ancillary Agreements to which Seller is or will be a party are, or when executed will have been, duly and validly executed and delivered by such Seller, and this Agreement and the Ancillary Agreements to which it is or will be a party constitute, or when executed will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b)           Each Non-Company Affiliate (other than CG&E) that is a party to an Ancillary Agreement has all requisite company power and authority to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations thereunder. The execution and delivery by such Non-Company Affiliate of the Ancillary Agreements to which it is or will be a party, and the performance by such Non-Company Affiliate of its obligations thereunder, have been duly and validly authorized by all necessary corporate, partnership or company action. The Ancillary Agreements to which such Non-Company Affiliate is or will be a party are, or when executed will have been, duly and validly executed and delivered by such Non-Company Affiliate, and the Ancillary Agreements to which it is or will be a party constitute, or when executed will constitute, the legal, valid and binding obligation of such Non-Company Affiliate enforceable against such Non-Company Affiliate in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

                3.3          No Conflicts. The execution and delivery by Seller, and each Non-Company Affiliates (other than CG&E) that is a party to any Ancillary Agreement, of this Agreement and the Ancillary Agreements to which it is or will be a party, and the performance by such Person of its obligations hereunder and thereunder, as applicable, do not:

(a)           violate or result in a breach of the Charter Documents of Seller or such Non-Company Affiliate;

(b)           assuming all of the Company Consents have been made, given or obtained, violate, breach or result in a default under any Contract to which Seller or such Non-Company Affiliate is a party; and

(c)           assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(c) (collectively, the “Seller Approvals”), the Company Consents and other customary notifications provided in connection with the consummation of the transactions contemplated by this Agreement have been made, given, or obtained (i) violate or result in a breach of any Law applicable to Seller or such Non-Company Affiliate or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Seller or such Non-Company Affiliate.

                3.4          Capitalization. Cinergy Limited Holdings, LLC and/or its successors is the record and beneficial holder of a 99.9% limited partner’s interest in CMT and Cinergy General Holdings, LLC and/or its successors is the record and beneficial holder of a 0.1% general partner’s interest in CMT. Except as set forth on Schedule 4.3, the Seller is the record and beneficial holder of 100% of the shares of the stock of CCI. All of the ownership interests described in this Section 3.4 are held by the applicable entity free and clear of all Liens other than those (a) arising pursuant to this Agreement or applicable securities Laws or (b) for Taxes not yet due or delinquent or being contested in good faith.

                3.5          Legal Proceedings. Except as disclosed in Schedule 3.5, (a) there are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller or any Parent Company before or by any Governmental Authority and (b) there are no unsatisfied judgments or open injunctions binding upon Seller or such Parent Company.

                3.6          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission with respect to the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates, except for fees that will be paid by Seller or its Non-Company Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANIES AND CG&E

Seller hereby represents and warrants to Buyer that:

                4.1          Organization.

(a)           Each of the Companies and CG&E is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Companies has all requisite company power and authority to conduct its business as it is now being conducted and to own and operate its assets.

Each of the Companies is duly licensed or qualified to transact business as a foreign or extra provincial corporation or foreign limited partnership, as applicable, in each jurisdiction in which the ownership or operation of its assets make such qualification or licensing necessary.

(b)           Each of the Companies and CG&E has all requisite corporate or partnership, as applicable, power and authority to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations thereunder. The execution and delivery by each of the Companies and CG&E of the Ancillary Agreements to which it is or will be a party, and the performance by each of the Companies and CG&E of its obligations thereunder, have been duly and validly authorized by all necessary corporate or partnership action, as applicable. The Ancillary Agreements to which each of the Companies or CG&E is or will be a party are, or when executed will have been, duly and validly executed and delivered by such Company or CG&E, as applicable, and such Ancillary Agreements constitute, or when executed will constitute, the legal, valid and binding obligation of such Company or CG&E, as applicable, enforceable against such Company or CG&E, as applicable, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

                4.2          No Conflict. The execution and delivery by the Companies and CG&E of the Ancillary Agreements to which it is or will be a party, and the performance by such Person of its obligations thereunder, do not:

(a)           violate or result in a breach of the Charter Documents of such Company or CG&E, as applicable,

(b)           assuming the consents set forth on Schedule 4.2 (the “Company Consents”) have been made, given or obtained, breach or result in a default in any respect under any Contract (but excluding in any event the Contracts relating to the Transactions) to which such Company or CG&E is a party; and

(c)           assuming the Seller Approvals, the Company Consents and other customary notifications provided in connection with the consummation of the transactions contemplated by this Agreement have been made, given, or obtained (i) violate or result in a breach of any Law applicable to such Company or CG&E, as applicable, or (ii) require any consent or approval of any Governmental Authority under any material Law applicable to such Company or CG&E, as applicable.

                4.3          Capitalization. Except as set forth on Schedule 4.3, no Company is a party to any Contract for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of either Company. CMT has no subsidiaries and CCI has no subsidiaries. Prior to the Signing Date, CMT has transferred the limited liability company interests in Ohio River Valley Propane, LLC to Seller or one or more Non-Company Affiliates. True and correct copies of the Charter Documents of the Companies in effect as of the date of this Agreement have been delivered to Buyer by Seller.

                4.4          Legal Proceedings. Except as set forth on Schedule 4.4, (a) there are no Proceedings pending or, to Seller’s Knowledge, threatened against either Company or, with respect to the CG&E Transactions only, CG&E before or by any Governmental Authority and (b) there are no unsatisfied judgments or open injunctions binding upon either Company or, with respect to the CG&E Transactions only, CG&E.

                4.5          Compliance with Laws. Each Company is in compliance with all Laws, including environmental laws, applicable to it; provided that this Section 4.5 does not address matters relating to Taxes, which are exclusively addressed by Section 4.8, matters relating to employee matters or Benefit Plans, which are exclusively addressed by Sections 4.13 and 4.14, or matters relating to permits and licenses which are exclusively addressed in Section 4.17.

                4.6          No Default or Termination. Except as set forth on Schedule 4.6 to the Knowledge of Seller, (i) none of the Companies nor CG&E has delivered to or received from any Counterparty to a Transaction or a Cornerstone Contract during the nine-month period preceding the respective date on which this Section 4.6 representation is being made, any written notice of default or written notice of termination with respect to such Transaction or Cornerstone Contracts, to which such Company or CG&E is a party and (ii) there is no event of default or termination resulting from a failure to make a payment when due or to post cash or letters of credit as credit support when due, in each case with respect to a Transaction or a Cornerstone Contract, as applicable, to which such Company or CG&E is a party, that has not been cured.

                4.7          Market Based Rate Authority. Except as set forth on Schedule 4.7, each of CMT and CG&E represents that it has on file with FERC effective rate schedules to make sales of electric energy, capacity, and ancillary services at market-based rates in compliance with the FPA and that such rate schedules are in full force and effect. Except as set forth on Schedule 4.7, each of the Transactions which is subject to rate regulation by a Governmental Authority is authorized to take place at market-based rates.

4.8          Taxes. Except as set forth on Schedule 4.8:

(a)           all Tax Returns that are required to be filed on or before the Closing Date by each Company have been or will be duly and timely filed and such returns are true, complete and correct;

(b)           all Taxes of each Company that are due and payable on or before the Closing Date have been or will be timely paid in full;

(c)           all withholding Tax requirements (whether monetary or informational in nature) imposed on each Company that are due and payable on or before the Closing Date have been or will be satisfied, and each Company has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any applicable Law;

(d)           neither Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency;

(e)           as of the date of this Agreement, there are no pending or active audits or legal proceedings involving Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of either Company, and Seller will notify Buyer of any audits, deficiency, or legal proceedings involving Tax matters that arises during the period beginning the date of this Agreement and ending on the Closing Date;

(f)            there are no Liens on any of the assets of the Companies with respect to Taxes other than Permitted Tax Liens;

(g)           each of CMT and CCI is classified as an association taxable as a corporation for U.S. federal income tax purposes;

(h)           each of the Parent Companies is classified as an entity disregarded as separate from Seller for U.S. federal income tax purposes;

(i)            CMT is a member of the Seller Group, and CMT has never filed a consolidated or combined Tax return for federal, state or local income Tax purposes other than as a member of the Seller Group;

(j)            neither CMT nor CCI has received a written Tax opinion with respect to any transaction relating to CMT and CCI; and as of the date of this Agreement, there are no requests for rulings or determinations pending between or with respect to CMT or CCI on the one hand, and any Taxing Authority on the other hand, and Seller will notify Buyer of any request for such a ruling or determination that arises following this Agreement and up to and including the Closing Date;

(k)           neither CMT nor CCI has engaged in any transaction that would be reportable pursuant to Treasury Regulation Section 1.6011-4 or any predecessor thereto;

(l)            neither CMT nor CCI will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period, including as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method, or the claiming of any reserve under the Canadian Tax Act, other than any income resulting from the marking-to-market for financial accounting purposes of Contracts that are not also marked-to-market for Tax purposes;

(m)          for Tax purposes, each of CMT and CCI is and has been resident only in the jurisdiction in which it is currently organized and has never had a permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction in which it is resident for Tax purposes, and no claim has ever been made in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to Tax in that jurisdiction;

(n)           there are no Tax sharing, Tax indemnity, Tax allocation or similar agreements with respect to Taxes in effect to which CMT is a party, except for any agreement among members of the Seller Group (and except for this Agreement);

(o)           there are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Canadian Tax Act, or any equivalent provision under applicable provincial law, to either Company;

(p)           neither Company is subject to any liability for Taxes of any other Person imposed by a Taxing Authority in Canada;

(q)           neither Company has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Canadian Tax Act) for an amount that is other than the fair market value of such property or services, nor has either Company been deemed to have done so for purposes of the Canadian Tax Act; and

(r)            for all transactions between CCI, on the one hand, and any non-resident Person with whom CCI was not dealing at arm’s length, for the purposes of the Canadian Tax Act, on the other hand, during a taxation year commencing after 2004 and ending on or before the Closing Date, CCI has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) and (b) of the Canadian Tax Act.

                4.9          Real Property.

(a)           None of the Companies owns any real property.

(b)           None of the Companies is the tenant (and none of the Non-Company Affiliates is a tenant on behalf of the Companies) of any real property, except for the real property leased to the Companies (or a Non-Company Affiliate on behalf of the Companies) under the leases set forth on Schedule 4.9(b) or any replacement or substitute lease executed after the Signing Date and providing substantially similar benefits to the Companies as those set forth on Schedule 4.9(b) (the “Real Property Leases”).

(c)           (i) The Real Property Leases are in full force and effect, and (ii) each of the Companies (or a Non-Company Affiliate on behalf of the Companies) has paid all rent and other charges due and complied with all of its respective obligations under the Real Property Leases.

                4.10        Insurance. Schedule 4.10 sets forth a list of all insurance policies held by or issued specifically on behalf of and for the benefit of the Companies as of the date of this Agreement, other than any such insurance policies (a) related to Benefit Plans, (b) provided through self-insurance by a Non-Company Affiliate or (c) that are for the general benefit of the Companies and their Affiliates.

                4.11        Intellectual Property and Software.

(a)           To Seller’s Knowledge, except as set forth on Schedule 4.11(a) and except for the Excluded Items, immediately prior to the Closing, the Companies will own, or have the license or right to use, all Intellectual Property, Software and Data used in the operations and business of the Companies (including the CG&E Transactions), as currently conducted and the Transferred Equipment and Transferred Capacity.

(b)           Schedule 4.11(b) sets forth a complete and accurate list as of the date of this Agreement of (i) all patents and patent applications, trademark registrations and copyright registrations, and applications for trademark and copyright registrations, in each case that are owned by either of the Companies, and (ii) all patents and patent applications, trademark and copyright registrations and applications for trademark and copyright registrations, in the case of clauses (i) and (ii) that are owned by Seller or any Non-Company Affiliate and are used in the operations and business of the Companies (including the CG&E Transactions) as currently conducted (other than the Seller’s Marks, the Excluded Items, and the items on Schedule 4.11(a)) (the “Registered Intellectual Property”). All required fees to register and maintain the Registered Intellectual Property that are due have been paid, and none of the Registered Intellectual Property is the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings or any other similar administrative challenge.

(c)           As of the date of this Agreement, the Proprietary Applications are listed on Schedule 4.11(c).

(d)           The Seller, applicable Non-Company Affiliates and the Companies have taken reasonable measures to protect and preserve the confidentiality of the Companies’ trade secrets and confidential information. To Seller’s Knowledge, Persons involved in the development and authoring of the Intellectual Property owned by the Companies have executed agreements vesting or assigning the ownership rights of any Intellectual Property of such Persons in such Intellectual Property to either of the Companies or to a Person granting the Software and Intellectual Property License Agreement.

(e)           Except as disclosed on Schedule 4.11(e): (i) to Seller’s Knowledge, neither of the Companies have misappropriated or infringed upon any Intellectual Property of any third Person; (ii) no Claim of any such misappropriation or infringement has been made or asserted against either Company; and (iii) none of the Seller or the Non-Company Affiliates has received any written notice of any such Claim. Except as disclosed on Schedule 4.11(e): (i) to Seller’s Knowledge, no Person has misappropriated or infringed upon any Intellectual Property owned by the Companies; and (ii) no Claim of any such misappropriation or infringement has been made or asserted by either Company against any Person.

(f)            As of the date of this Agreement, the Transferred Equipment used in the operations of the Companies, the absence of which would be reasonably likely to cause a material disruption to the operations and business of the Companies (including the CG&E Transactions) as currently conducted, is listed on Schedule 4.11(f).

(g)           The Buyer has been provided with, or access to, copies of all Material Software Licenses, as amended through the date of this Agreement. Neither of the Companies nor any Non-Company Affiliate, as applicable, are in breach or default under any Material Software License.

                4.12        Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission with respect to the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates except for fees that will be paid by Seller or its Non-Company Affiliates.

                4.13        Employees and Labor Matters. CMT does not have employees and, except as described on Schedule 4.13, has never had any employees. Seller shall provide Buyer as soon as practicable after Signing Date and shall update as appropriate up to Closing Date, a complete list as of the date of this Agreement of each of the Canadian Employees employed or retained by CCI, whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, positions, status as full-time or part-time employees, location of employment and length of service. With respect to all Canadian Employees and Available Employees and except as described on Schedule 4.13:

(a)           no Canadian Employees or Available Employees are represented by a union or other collective bargaining entity in a manner affecting the Companies and no collective bargaining agreement to which either Company is a party is currently being negotiated in respect of such employees;

(b)           there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute by or involving the Canadian Employees or the Available Employees in the past two years prior to the Signing Date;

(c)           neither Seller nor any of its Affiliates has received notice of any charges against either Company before any Governmental Authority responsible for the prevention of unlawful employment practices involving any of the Available Employees or the Canadian Employees and the Companies are in compliance with all applicable Laws respecting employment practices, labor relations, terms and conditions of employment and similar Laws;

(d)           to Seller’s Knowledge, as of the date of this Agreement, there are no internal investigations into allegations brought by or against any Available Employees or Canadian Employees of unlawful employment practices, breach of any terms or conditions of employment, employment discrimination or harassment claims, breach of fiduciary duties, fraud, or any other claim arising out of or related to the employment relationship;

(e)           no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to Seller’s Knowledge, threatened, against either Company before any Governmental Authority with respect to the Available Employees or the Canadian Employees;

(f)            as of the date of this Agreement no Canadian Employee or Available Employee has any agreement to which either Company is a party as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance; and

(g)           with respect to the Available Employees or the Canadian Employees, there are no outstanding assessments, penalties, fines, liens charges, surcharges or other amounts due or owing by either Company pursuant to any workplace safety and insurance Laws.

                4.14        Employee Benefits.

(a)           Canadian Employee Benefit Plans. Schedule 4.14 sets forth a complete list of the Canadian Employee Benefit Plans as of the date of this Agreement. Copies of all Canadian Employee Benefit Plans have been made available to Buyer. Except as disclosed in Schedule 4.14, Seller and CCI have no formal plans and have made no promise to improve or change the benefits provided under any Canadian Employee Benefit Plan since March 31, 2006. Each of the Canadian Employee Benefit Plans has been established, registered and administered in compliance with the terms and conditions of such Canadian Employee Benefit Plan and all applicable Laws. All employer and employee contributions and premiums that are required in respect of each Canadian Employee Benefit Plan have been paid when due. Other than routine claims for benefits, there are no Proceedings pending or, to Seller’s Knowledge, threatened against either Company before any Governmental Authority involving any Canadian Employee Benefit Plan. CCI does not sponsor, maintain, or participate in, and has no liability, contingent or otherwise, with respect to a registered pension plan as defined in Section 248(1) of the Income Tax Act (Canada) or with respect to a pension plan for which registration has been revoked.

(b)           United States Benefit Plans. CMT does not sponsor, maintain or contribute to any Benefit Plan. Except as set forth on Schedule 4.14, as of the date of this Agreement, CMT is not a party to nor obligated under any employment or severance agreements providing for payments upon a change in control. With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement by Seller or any ERISA Affiliate, (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (b) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity (other than routine Pension Benefit Guaranty Corporation premiums), which liability has not been satisfied, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. None of the Available Employees is covered by an employment agreement or otherwise which could result in CMT being obligated to pay compensation or benefits which are excess parachute payments pursuant to section 280G of the Code.

                4.15        Liabilities. As of the date of this Agreement, except for liabilities disclosed on Schedule 4.15, neither Company has liabilities in excess of $500,000 that would be required to be reflected on an unaudited balance sheet of such Company prepared in accordance with GAAP.

                4.16        Other Assets. Neither of the Companies owns tangible assets for the generation, transmission or distribution of electricity or the gathering, transportation, distribution or storage of natural gas or crude oil.

                4.17        Licenses. Excluding any Intellectual Property licenses or permits, the Companies hold, or have the right to use, all licenses or permits necessary in the operation of the business as currently conducted.

                4.18        Financial Information.

(a)           The Management Reports of the Companies relating to periods in fiscal year 2005 and the portion of the fiscal year 2006 ended on or prior to March 31, 2006, taken as a whole, fairly present in a manner consistent with the past practices of the Companies the economic gross margin and direct operating costs on an aggregate basis for the Companies (and including, for purposes of this Section 4.18(a), the CG&E Transactions) for the fiscal year ended on December 31, 2005 and for the three-month period ended on March 31, 2006; provided that, for purposes of clarification, such economic gross margin has not been prepared in accordance with GAAP.

(b)           Except as set forth or described in the work papers prepared by Deloitte & Touche supporting such financial statements, the unaudited balance sheets and the related unaudited statements of income and cash flows for CMT (Houston gas trading) and of CCI (Canada gas trading) as of and for the 12-month period ended December 31, 2005 and the three-month period ended March 31, 2006, and attached hereto as Exhibit L, fairly present in all material respects, substantially in accordance with GAAP, the financial condition, results of operations and cash flows, taken as a whole, of CMT for the Houston gas trading business and of CCI for the Canadian gas trading business as of such dates and for the periods indicated, subject, in the case of such financial statements for the three-month period ended March 31, 2006, to normal year end adjustments.

                4.19        No Adverse Changes. Except as disclosed in Schedule 4.19, from March 31, 2006 through the Signing Date, there has been no Material Adverse Effect.

                4.20        Contracts and Commitments.

(a)           Excluding (i) the Transactions and any Contracts and/or Trading Contracts relating to the Transactions, (ii) Affiliate Contracts, (iii) Cornerstone Contracts, (iv) any Credit Support associated with the items listed in Section 4.20(a)(i) through (iii), (iv) Contracts pursuant to which neither the Company nor any of its assets will be bound or have liability after Closing (including any Contracts associated with or relating to any Excluded Items), and (v) Benefit Plans, Schedule 4.20 sets forth a list as of the date of this Agreement of the following Contracts (including any waiver granted with respect to the material terms of such Contracts) to which the Company is a party or by which the Company’s assets are bound (the Contracts listed on Schedule 4.20 that meet the descriptions in this Section 4.20, being collectively, the “Material Contracts”):

(A)          each Contract under which it has incurred, assumed or guaranteed any outstanding indebtedness for borrowed money, whether as borrower, lender or guarantor, in excess of $1,000,000 and all related security agreements or similar agreements granting Liens securing such indebtedness for borrowed money;

(B)           Contracts containing covenants limiting the freedom of the Companies to engage in any line of business or compete with any Person or operate in any geographic location;

(C)           Any Contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise) of any of the Capital Stock of the Companies;

(D)          Any Contracts between the Companies, on one hand, and the Seller or any Non-Company Affiliate on the other hand;

(E)           Contracts relating to the licensing of Intellectual Property (other than the Excluded Items) having an annual fee of at least $100,000, but specifically excluding any licensing agreements generally available, off-the-shelf or non-customized software; and

(F)           Any (1) employment Contract or consulting contract with a natural person, in each case requiring annual compensation (including base salary, bonuses and benefits) in excess of $600,000, and (2) any employee, officer or director indemnification Contract (other than any Charter Documents), and in the case of clauses (1) and (2) excluding all Contracts relating to the Incentive Plan Payment Amount or the Deferred Incentive Plan Amount.

(b)           The Companies have provided Buyer with, or access to, copies of all Material Contracts, as amended through the date of this Agreement.

(c)           The Companies are not in breach or default under any Material Contract.

(d)           To the Knowledge of Seller, there are no legally binding oral contracts (other than oral contracts relating to or associated with the Marketing and Trading Transactions, such as oral confirmations) to which any Company is a party.

                4.21        No Conflicting Contracts. Neither Seller nor any of its Affiliates is a party to any Contract or conducts any business, in each case that would reasonably be expected to cause a delay or refusal in any Governmental Authority’s granting of a Buyer Approval or a Seller Approval, and neither Seller nor any of its Affiliates has any plans to enter into any such Contract or conduct any such business.

                4.22        Trading. The Companies have established risk parameters, limits and guidelines in compliance with the Risk Management Policies to restrict the level of risk that the Companies are authorized to take with respect to the net position resulting from the physical and financial commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions.

                4.23        TRS Agreement. The TRS Agreement is a “swap agreement” as such term is defined in the Bankruptcy Code.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

                5.1          Organization. Each of Buyer and each of its Affiliates that is a party to an Ancillary Agreement is duly organized and validly existing under the Laws of its jurisdiction of organization.

                5.2          Authority. Each of Buyer and each of its Affiliates that is a party to any Ancillary Agreement has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, to which it is or will be a party and to perform its obligations hereunder and thereunder, as applicable. The execution and delivery by Buyer, and each of its Affiliates that is a party to any Ancillary Agreement, of this Agreement and the Ancillary Agreements to which it is or will be a party, and the performance by Buyer and such Affiliate of its obligations hereunder and thereunder, as applicable, have been duly and validly authorized by all necessary corporate, partnership or company action. This Agreement and the Ancillary Agreements to which it is or will be a party have been, or when executed will have been, duly and validly executed and delivered by Buyer and such Affiliate, and this Agreement and the Ancillary Agreements to which it is or will be a party constitute, or when executed will constitute, the legal, valid and binding obligation of Buyer or such Affiliate, as applicable, enforceable against Buyer or such Affiliate, as applicable, in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles

                5.3          No Conflicts. The execution and delivery by each of Buyer, and each of its Affiliates that is a party to an Ancillary Agreement, of this Agreement and the Ancillary Agreements, as applicable, to which it is or will be a party, and the performance by Buyer or such Affiliate of its obligations hereunder and thereunder do not:

(a)           violate or result in a breach of the Charter Documents of Buyer or such Affiliate;

(b)           violate, breach or result in a default under any Contract to which Buyer or such Affiliate is a party, except for any such violations, breaches or defaults that would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder;

(c)           assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) and other customary notifications provided in connection with the consummation with the transaction contemplated by this Agreement have been made, given, or obtained (i) violate or result in a breach of any Law applicable to Buyer or such Affiliate or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Buyer or such Affiliate, except such violations, breaches, consents or approvals that would not reasonably be expected to result in a material adverse effect on Buyer’s and such Affiliates’, taken as whole, ability to perform its obligations hereunder.

                5.4          Legal Proceedings. (a) There are no Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer before or by any Governmental Authority that would reasonably be expected to have a material and adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement and (b) there are no unsatisfied judgments or open injunctions binding upon Buyer that would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement. Neither Buyer nor any of its Affiliates is subject to any supervisory actions by federal bank regulatory authorities under 12 USC 1818(b).

                5.5          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission with respect to the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates except for fees that will be paid by Buyer or its Affiliates.

                5.6          Acquisition as Investment. Buyer is acquiring the Purchased Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representation and warranties of Seller in this Agreement), its own analysis of the Purchased Interests, the Companies, the Assigned Contracts, the Transactions and the associated Contracts, assets and employees for the purpose of entering into this Agreement and consummating the transactions contemplated by this Agreement, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Purchased Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Purchased Interests may be transferred, except pursuant to an applicable exception under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

                5.7          Financial Resources. Buyer has and, at Closing, will have sufficient cash on hand to enable it to purchase the Purchased Interests and satisfy the other obligations of Buyer under this Agreement on the terms hereof.

                5.8          No Conflicting Contracts. Neither Buyer nor any of its Affiliates is a party to any Contract or conducts any business, in each case that would reasonably be expected to cause a delay or refusal in any Governmental Authority’s granting of a Buyer Approval or a Seller Approval, and neither Buyer nor any of its Affiliates has any plans to enter into any such Contract or conduct any such business. Buyer is a “well capitalized” organization within the meaning of 12 CFR 225.2(r) and is a “well managed” organization within the meaning of 12 CFR 225.2(s).

                5.9          Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition, assets and affairs of the Companies, the Affiliate Contracts, the Purchased Interests, the Transactions and the Contracts associated therewith, and the assets and employees associated with the Companies. In making its decision to execute this Agreement and the Ancillary Agreements to which it is, or will be, a party and consummate the transactions contemplated hereby or thereby, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement, including the Schedules.

                5.10        Federal Reserve Board Filing. On or prior to the Signing Date, Buyer has filed with the Federal Reserve Board its application for approval under Section 4 of the Bank Holding Company Act and Regulation Y to permit Buyer to expand its scope of permitted activities to engage in physical commodity trading in the United States.

ARTICLE VI
COVENANTS

The Parties hereby covenant and agree as follows:

                6.1          Novation and Assignment of CG&E Transactions. From the Signing Date through the first date on which all CG&E Transactions have been assigned or novated to CMT or have expired or terminated:

(a)           Cooperation of Parties:  Buyer agrees to use its commercially reasonable efforts (and to cooperate and provide Seller, CMT and CG&E with reasonable assistance) to cause, subject to the receipt of any applicable Required ISO/RTO Membership for CMT, the novation (or, with the consent of Seller or CG&E, the assignment) of the CG&E Transactions from CG&E to CMT (with a goal of achieving a CG&E Transferred Percentage of at least 95% by October 15, 2006) and to obtain any requisite regulatory and any requisite Counterparty consents (and, if needed, the consent of any Person providing credit support on behalf of such Counterparty) so that (i) all right, title and interest of CG&E with respect to the applicable CG&E Transaction for periods accruing from and after Closing (other than accounts receivable relating to amounts arising under the CG&E Transactions prior to the Closing) shall be novated or assigned to CMT, provided that any transfer requiring prior approval from a Governmental Authority shall be subject to the receipt or waiver of such approval from such Governmental Authority, (ii) all liabilities and obligations of CG&E and any Duke Credit Support Provider arising out of or relating to such CG&E Transaction for periods accruing from and after Closing (regardless of the nature of such liabilities) shall in the case of an assignment be assumed by CMT and in all cases such obligations and liabilities shall, effective as of Closing, be assumed or guarantied by Buyer (or if Buyer does not have the Required Rating, assumed or guarantied by a Person with a Credit Rating at least equal to the Required Rating), (iii) each Counterparty and any beneficiary of any Credit Support provided with respect to such CG&E Transaction shall provide a valid and binding written release of CG&E and any Duke Credit Support Provider with respect to all liabilities and obligations of CG&E and any Duke Credit Support Provider arising out of or relating to such CG&E Transaction for periods accruing from and after Closing (regardless of the nature of such liabilities), and (iv) any items of Credit Support being posted by a Duke Credit Support Provider with respect to such CG&E Transaction are returned to the applicable Person. It being understood that Seller, CG&E and each Duke Credit Support Provider are entitled to require that terms substantially similar to those set forth in items (i) through (vi) above are contained in each CG&E Novation Agreement and each CG&E Assignment Agreement. Seller agrees to (and to cause CG&E and, prior to Closing, CMT to) use commercially reasonable efforts to cooperate with and assist Buyer (and, after Closing, CMT) with the novation or assignment of such CG&E Transactions pursuant to this Section 6.1.

Buyer agrees from and after Closing to cause CMT to use reasonably commercial efforts to cooperate with and assist Buyer, CG&E and Seller with respect to such novations or assignments. Upon the effective date of each such novation and assignment of such CG&E Transactions, the corresponding rights and obligations of CG&E and CMT under the TRS Agreement with respect to such CG&E Transaction shall terminate, all in accordance with and subject to the terms and conditions of Section 2.2 of the TRS Agreement.

(b)           Process for Obtaining Counterparty Consent. Buyer shall offer (or, when applicable, cause CMT to offer) to each Counterparty to a CG&E Transaction promptly following the Signing Date (i) a form of cover letter and novation agreement (or with the consent of Seller or CG&E, an assignment agreement) that (A) is substantially in the form of Exhibit E (or, in the case of any assignment agreement, substantially in the form of Exhibit F), with such modifications, if any, thereto that have been mutually agreed to by Seller and Buyer acting reasonably, and (B) provides that CMT shall be the transferee or assignee, as applicable, thereunder effective as of Closing, (ii) a guaranty to be effective as of Closing, in form and substance reasonably satisfactory to Seller of all obligations under such CG&E Transaction issued by a Person with Credit Ratings of at least the Required Rating, and (iii) if a CG&E Transaction is to be novated to CMT but CMT and the applicable Counterparty are not parties to a Master Agreement corresponding to the type of Master Agreement then in effect for such CG&E Transaction, a proposed Master Agreement between CMT and such Counterparty of a type similar to that governing such CG&E Transaction containing terms that are at least as favorable in all respects (including terms, amount and conditions) to such Counterparty as those existing on the earlier of (x) the date such proposed Master Agreement is being offered and (y) the Closing and contained in the corresponding Master Agreement that is to be replaced between CG&E and such Counterparty. Buyer agrees in connection with the novation or assignment of such CG&E Transaction (and its associated Contracts) pursuant to this Section 6.1: (A) to offer to and, effective as of Closing, accept from the Counterparty to such CG&E Transaction terms and conditions, and (B) to provide or cause CMT to receive credit support, effective as of the Closing, that, in the case of clauses (A) and (B) above, are at least as favorable to such Counterparty as those contained in such CG&E Transaction (and its associated Contracts) on the earlier of (x) the date such credit support is being offered and (y) the Closing.

(c)           Progress Reports. Buyer shall provide to Seller on the first and fifteenth day of each month (unless such day is not a Business Day, in which case such report shall be delivered on the immediately succeeding Business Day) a report substantially in the form of Exhibit G showing the status of the novation or assignment process with respect to each CG&E Transaction broken out by Counterparty and type of Master Agreement and the actions that have been taken since the prior report and showing such other information as may be reasonably requested by Seller and reasonably available to Buyer.

(d)           Senior Management Involvement. If on the date that is the later of the Closing Date and October 15, 2006, the quotient of (i) the absolute value the expected gross cash flow of the CG&E Transactions (in effect at the Closing) that have been novated or assigned to CMT in accordance with this Agreement divided by (ii) the absolute value of the expected gross cash flow of the CG&E Transactions (in effect at the Closing) (such quotient being the “CG&E Transferred Percentage”) is less than 95%, then Buyer, on the one hand, and Seller, on the other hand, shall each nominate promptly (and in any event within five (5) Business Days after such date) an officer from their senior management, and such senior management representatives shall promptly thereafter meet (and shall thereafter continue to meet at agreed upon intervals) to in good faith devise and implement additional commercially reasonable procedures of Buyer (including the use of additional personnel of Buyer) to cause the prompt novation, assignment or termination of any remaining CG&E Transactions.

(e)           Option to Assign CG&E Transactions. If the CG&E Transferred Percentage is less than 95% on December 15, 2006, then Seller shall have the option, in its sole discretion, at any time after such date to unilaterally assign to CMT, or negotiate the termination of, any CG&E Transaction (other than CG&E Transactions that are “Into Cinergy Seller’s Choice” Contracts) that has not been novated or assigned from CG&E to CMT by such date.

(f)            Ability to Appoint CMT as Agent for CG&E Transactions. Subject to the receipt of any required approval from a Governmental Authority, the Parties agree that CG&E shall have the right at any time after the Closing Date to appoint CMT (or, with the consent of Buyer, another Affiliate of Buyer) as its agent with respect to the CG&E Transactions.

                6.2          Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):

(a)           The Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to obtain as promptly as practicable all Seller Approvals, Company Consents and Buyer Approvals and all other material consents and approvals that any of Seller, Buyer or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby (including the novation and/or assignment of the CG&E Transactions to CMT).

(b)           The Parties shall, and shall cause their respective Affiliates to, (i) make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, (ii) cooperate with the other Party and furnish the information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under any Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings and if permitted by, or acceptable to, the applicable Governmental Authorities, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

(c)           In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and undertake promptly any and all commercially reasonable action required to complete lawfully the transactions contemplated by this Agreement; provided that nothing in this Section 6.2 shall require Buyer to make any divestiture of any of its assets or any portion of its business.

(d)           The Parties shall provide prompt notification to each other when any such consent or approval referred to in this Section 6.2 is obtained, taken, made, given or denied, as applicable.

(e)           In furtherance of the foregoing covenants:

(i)                    Each Party shall prepare, as soon as is practical following the Signing Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required by FERC or the Federal Reserve Board, or under the HSR Act, the Competition Act (Canada) or any other federal, state, provincial or local Laws. Each Party shall submit such filings as soon as practicable, but in no event later than five (5) Business Days (subject to extension by mutual agreement) after the execution hereof for filings with the FERC for authorization of the transactions contemplated by this Agreement (including the TRS Agreement, the Transition Services Agreement and the Services Agreement) pursuant to Section 203 of the FPA. The Parties shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(ii)                   Buyer and Seller shall not, and shall each cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 6.2.

6.3          Access of Buyer and Seller. During the Interim Period, Seller will provide Buyer and its authorized Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the properties, books, Contracts, records and appropriate officers and employees of, or employees performing actions on behalf of, the Companies, but only to the extent that such access (i) does not unreasonably interfere with the normal operation of the business of Seller or the Companies and (ii) is reasonably related to the requesting Party’s obligations and rights hereunder; provided, however, that Seller shall have the right to (A) have a Representative present for any communication with officers or employees of, or employees performing actions on behalf of, the Companies and (B) impose reasonable restrictions and requirements for safety purposes.  Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide or cause either of the Companies to provide to Buyer, any information the disclosure of which (1) would jeopardize any privilege available to such Company, Seller, or any Non-Company Affiliate, (2)  would cause such Company, Seller, or any Non-Company Affiliate to breach a confidentiality obligation or (3) would result in a violation of Law.

(b)           Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their Representatives for any and all Losses incurred by Seller, its Affiliates or their Representatives arising out of the access rights under Section 6.3(a), including any claims by any of Buyer’s Representatives for any injuries or property damage during such access by Buyer to the property of the Companies or CG&E other than due to the gross negligence or willful misconduct of Seller and its Representatives.

(c)           For a period of eighteen (18) months following Closing, Buyer agrees, upon reasonable prior notice from Seller and during normal business hours, to provide to Seller and its Representatives copies of books and records of the Companies or relating to the Hired Employees (or, to the extent such copies are not available, reasonable access to the copies and records of the Companies and the Hired Employees) solely to the extent relating to events that occurred prior to Closing and to the extent needed for a legitimate business purpose as requested in reasonable detail in writing by Seller, but only to the extent that such access or copies do not unreasonably interfere with the normal operation of the business of Buyer or the Companies; provided, however, that Seller shall initiate no contact under this Section 6.3 with the Hired Employees other than through Buyer’s designated representatives and Buyer shall have (A) the right to have a Representative present for any communication with employees or officers of the Companies and (B) the right to impose reasonable restrictions and requirements for safety purposes. Additionally, Seller shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement to the same extent as such terms and conditions applied to Buyer. Notwithstanding the foregoing, Seller shall have no access to, and Buyer shall have no obligation to provide or cause either of the Companies to provide to Seller, any information the disclosure of which (1) would jeopardize any privilege available to such Company, Buyer or its Affiliates, (2)  would cause such Company, Buyer or its Affiliates to breach a confidentiality obligation or (3) would result in a violation of Law. Seller agrees to indemnify and hold harmless Buyer, its Affiliates and their Representatives for any and all Losses incurred by Buyer, its Affiliates or their Representatives arising out of the access rights under this Section 6.3, including any claims by any of Seller’s Representatives for any injuries or property damage during such access by Seller to the property of the Companies other than due to the gross negligence or willful misconduct of Buyer and its Representatives.

                6.4          Certain Restrictions.

(a)           During the Interim Period, except as set forth on Schedule 6.4, as contemplated by this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Companies and, with respect to the CG&E Transactions only, CG&E to (i) operate in the ordinary course of business and in compliance with the material provisions of the Risk Management Policies, (ii) use commercially reasonable efforts to preserve intact the business of the Companies and its relationship with material customers and others having material business relationships with the

Companies, (iii) use commercially reasonable efforts to maintain their tangible properties and facilities in good working order and condition, ordinary wear and tear excepted, and (iv) not to:

(A)          repurchase, redeem or otherwise acquire any of the Capital Stock of the Companies;

(B)           amend or change the Charter Documents of the Companies, liquidate, dissolve, or otherwise wind up the business of the Companies or merge or consolidate the Companies with any other Person;

(C)           enter into any joint venture, partnership or similar arrangements; provided that for purposes of clarification, energy management agreements, energy marketing agreements and Marketing and Trading Transactions shall not be considered joint ventures, partnerships or similar arrangements for purposes of this clause (C);

(D)          fail to use commercially reasonable efforts to renew any permit necessary for the operation of the business of the Companies;

(E)           make any new, or change any existing, material election with respect to Taxes of the Companies, other than with respect to sales and use taxes filings;

(F)           except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice of the Companies in a manner that is inconsistent with past practice in a way that would adversely affect the Companies or their business after Closing;

(G)           authorize any capital expenditure of the Companies in excess of $2,000,000 other than in the ordinary course of business consistent with past practice or as needed in connection with the consummation of the transactions contemplated by this Agreement;

(H)          grant any proxy with respect to the Purchased Interests or deposit any of the Purchased Interests into a voting trust or enter into any voting agreement with respect to any of the Purchased Interests;

(I)            make any loan of cash to any Person (other than a Company) other than (1) loans that will be repaid at or prior to Closing, (2) loans associated with Marketing and Trading Transactions, the Cornerstone Contracts or any Credit Support provided in connection therewith or (3) loans to employees entered into in the ordinary course of business consistent with past practice; provided that for purposes of clarification in no event will any Marketing and Trading Transaction of a Company or the purchase or sale of any commodity by a Company be deemed to be a loan under this clause (I);

(J)            incur any indebtedness for borrowed money other than (1) such indebtedness that will be repaid at or prior to Closing, (2) such indebtedness that will be (or that Seller, at its option, elects to be) treated as a current liability in Net Working Capital, (3) such indebtedness associated with Marketing and Trading Transactions, the Cornerstone Contracts or any Credit Support provided in connection therewith, or (4) such indebtedness relating to equipment used in the operations and business of the Companies incurred in the ordinary course of business consistent with past practice; provided that for purposes of clarification in no event will any Marketing and Trading Transaction of a Company or the purchase or sale of any commodity by a Company be deemed to be the incurrence of indebtedness for borrowed money under this clause (J);

(K)          enter into any employment agreement or any consulting agreement with a natural person, in each case that requires annual compensation (including base salary, bonuses and benefits) in excess of $600,000

(L)           exercise any rights under Section 2 of the Exclusivity Agreement dated September 20, 2005 by and between CMT and HNG LNG Ventures LLC, HNG Storage, LP and HNG LNG Ventures LP (as amended or extended) to acquire any interest in the Project (as defined therein); or

(M)         commit to do any of the foregoing.

(b)           Notwithstanding the foregoing, nothing in the Agreements shall prevent either Company or CG&E from (i) taking commercially reasonable actions with respect to emergency situations and regulatory requirements or other requirements of Law so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business, (ii) taking actions as are reasonably necessary to allow the Companies to operate their businesses (as currently conducted and after taking into account the transactions contemplated by this Agreement) on a stand alone basis separate from Seller and the Non-Company Affiliates, including actions to enable the Companies to enter into Marketing and Trading Transactions with respect to power, coal, emissions and firm transportation rights and including, at Seller’s option, terminating (A) Contracts between a Company and a Non-Company Affiliate or Contracts to which CG&E is a party and (B) any Marketing and Trading Transaction between CG&E and a third party associated with such Contracts described in clause (A), and (iii) taking any actions that would not reasonably be expected to adversely affect the Companies after Closing.

                6.5          Migration Services. During the Interim Period, Seller shall provide or cause to be provided to the Companies the migration services described on Schedule 6.5 (the “Migration Services”) and shall use commercially reasonable efforts to transfer to CMT or obtain on behalf of CMT licenses for all third party Software used in the operations and business of the Companies (and the CG&E Transactions) as currently conducted (the “Third Party Software”). The Migration Services shall be performed in accordance with a written plan (the “Migration Plan”). Seller shall be responsible for preparing, revising and finalizing the Migration Plan within ten (10) days following the Signing Date; provided that Seller shall cooperate and work closely with Buyer in developing the Migration Plan (including incorporating Buyer’s reasonable suggestions) and the Migration Plan shall be subject to Buyer’s reasonable approval, such approval not be unreasonably withheld. Until Closing or the completion of the Migration Services, whichever occurs first, Seller shall review with Buyer at least on a weekly basis, or as often as otherwise may be reasonably requested by Buyer, the status of the Migration Services. If the Migration Services are not successfully completed as of the Closing Date, then the Migration Services shall be performed by Seller under the terms of the Transition Services

Agreement and at Seller’s sole cost and expense to the extent specified in the Transition Services Agreement. If the Seller has not successfully transferred to, or obtained on behalf of, CMT licenses to any Third Party Software as of the Closing Date, Seller shall continue (for a period of 90 days after the Closing Date) to use commercially reasonable efforts to transfer to, or obtain on behalf of, CMT such licenses at Seller’s sole cost and expense. For purposes of clarification, the failure to complete the Migration Services and/or transfer to (or obtain on behalf of) CMT the Third Party Software shall not delay or prevent Closing. If Seller has not successfully transferred to, or obtained on behalf of, CMT licenses to any Third Party Software by the 90th day after the Closing Date, Buyer shall have the right to obtain a license to such Third Party Software and shall be entitled to indemnification from Seller for the reasonable cost thereof pursuant to Section 10.1(a)(vi).

                6.6          Use of Certain Names. Within forty-five (45) days following Closing, Buyer shall cause the Companies to cease using the words “Cinergy,” “CMT”, “CCI”, “Duke”, “Duke Energy”, and any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from the property of the Companies and disposing of any unused stationery and literature of the Companies bearing the Seller Marks, and thereafter, Buyer shall not, and shall cause the Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, trade dress or other similar Intellectual Property rights belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Companies have no rights whatsoever to use the Seller Marks or related Intellectual Property. Notwithstanding the foregoing, Buyer shall have seventy-five (75) days following Closing to effect the changes in the name “CMT” as reflected in the market-based tariff on file with the FERC. Without limiting the foregoing:

(a)           Within five (5) Business Days after the Closing Date, Buyer shall cause each Company whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks.

(b)           Within forty-five (45) days after the Closing Date, Buyer shall provide evidence to Seller, in a format that is reasonably acceptable to Seller, that Buyer has made all governmental filings required pursuant to clause (a) above and has provided notice to all applicable Governmental Authorities and all counterparties to any material Contracts regarding the sale of the Companies to Buyer and the new addresses for notice purposes.

                6.7          Support Obligations.

(a)           Buyer recognizes that certain of the Non-Company Affiliates have provided and/or will provide Credit Support (i) to the Companies, (ii) with respect to the Affiliate Contracts, and/or (iii) with respect to the CG&E Transactions pursuant to certain Credit Support obligations (the “Support Obligations”).

(b)           Prior to Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing, of the Non-Company Affiliates from all Support Obligations, including by undertaking the following promptly following the Signing Date:

(i)                    offering to each beneficiary thereof a guaranty from a Person with Credit Ratings at least equal to the Required Rating to replace each existing guaranty that is a Support Obligation, which shall contain terms at least as favorable to such beneficiary thereof in all respects (including terms, amount and conditions) than such existing guaranty (other than with respect to the credit rating of the guarantor); provided, that if the beneficiary of any existing guaranty does not accept such a replacement guaranty by the date that is ninety (90) days after the Signing Date (A) and the terms of such existing guaranty or of any Contract or Law requiring such existing guaranty to be maintained permit the replacement of such existing guaranty with another form of credit support, Buyer will offer the beneficiary of such existing guaranty such other form of credit support in order to obtain the release of such existing guaranty or (B) if the terms of such existing guaranty or of any such Contract or Law requiring such existing guaranty to be maintained do not so permit the replacement of such existing guaranty, Buyer will offer to replace such existing guaranty with a Letter of Credit or cash in the amount of such existing guaranty in substitution therefor;

(ii)                   furnishing a Letter of Credit to replace each existing letter of credit that is a Support Obligation (including all such letters of credit posted by or on behalf of any Duke Credit Support Provider with respect to the Transactions) containing terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit;

(iii)                  instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation with terms at least as favorable to the counterparty thereunder than the terms of such existing escrow arrangement;

(iv)                  posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation issued by a Person having a net worth and Credit Rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are substantially identical to the terms and conditions of such existing surety or performance bond;

(v)                   posting cash to replace any cash that is a Support Obligation provided by a Non-Company Affiliate; provided that Buyer shall have the option to offer a Letter of Credit to replace such cash so long as such Letter of Credit is (A) non-recourse to Seller or any Non-Company Affiliate, (B) issued by Buyer in favor of the applicable Counterparty, (C) in a form acceptable to the applicable Counterparty and Buyer (with a copy of such form of such Letter of Credit provided by Buyer to Seller prior to such Letter of Credit being offered to such Counterparty) and (D) not reasonably expected to delay the consent of the applicable Counterparty to the release of such Credit Support; and

(vi)                  replacing any other security agreement or arrangement on substantially identical terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

(c)           Buyer shall use commercially reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to (i) remit any cash to Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 6.7(b)(iii) and (ii) terminate and redeliver to Seller or one of its Affiliates each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations; provided that if a party is unable to return such item of Credit Support (in the form of guaranties, letters of credit or other instruments constituting or evidencing such Support Obligations (other than cash)) because such items of Credit Support cannot be located after diligent efforts, then in lieu of returning such item of Credit Support the party obligated to make such return may, with the consent of the Person entitled to receive such Credit Support, provide an affidavit of lost guaranty, letter of credit or such other instrument, which shall contain an indemnity reasonably satisfactory to such receiving party and which shall acknowledge that such Credit Support is terminated and no further obligations exist thereunder.

(d)           If Buyer is not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of the Non-Company Affiliates from any Support Obligations as of Closing (each such Support Obligation, until such time as such Support Obligation is released in accordance with this Section 6.7(d)(i), a “Continuing Support Obligation”), then:

(i)                    from and after the Closing, Buyer shall use its commercially reasonable efforts to obtain promptly the full and unconditional release of Seller and the Non-Company Affiliates from each Continuing Support Obligation;

(ii)                   Buyer shall indemnify Seller and the Non-Company Affiliates for any Losses incurred by it or the Non-Company Affiliates in connection with each Continuing Support Obligation;

(iii)                  Buyer shall not, and shall cause the Companies not to, effect any amendments or modifications or any other changes to the contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action, in each case that increases, extends or accelerates the liability of the Non-Company Affiliates under any Continuing Support Obligation, without Seller’s prior written consent; and

(e)           Until such time as all Continuing Support Obligations in the form of guaranties have been fully and unconditionally released in accordance with Section 6.7(d), Buyer shall pay to Seller or Seller’s designee on the last Business Day of each month beginning on the last Business Day of the three month anniversary of the Closing Date (each, a “Payment Date”) a fee of 0.55% (on a per annum basis) on (i) the maximum aggregate exposure (determined solely by reference to the maximum amount that may be guaranteed under Continuing Support Obligations in accordance with the terms thereof with respect to Continuing Support Obligations that are capped, and determined solely by reference to the mark-to-market exposure thereunder with respect to Continuing Support Obligations that are not capped), calculated as of the 15th day of such month in which the applicable Payment Date occurs, of the applicable Seller or Non-Company Affiliates providing such Continuing Support Obligations. Buyer shall deliver to

Seller on each Payment Date a listing of any releases of Continuing Support Obligations pursuant to Section 6.7(d) obtained since the prior Payment Date.

(f)            Notwithstanding anything in this Agreement to the contrary, Seller and the Non-Company Affiliates may not terminate any Continuing Support Obligations at any time after the Closing until such Continuing Support Obligations terminate or expire by their terms or by consent of the applicable beneficiary or are replaced pursuant to this Section 6.7.

(g)           Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 6.7; provided, however, that Buyer shall give Seller prior notice before making any such contact and Seller shall have the right to be present during any such discussions.

(h)           From and after Closing, Buyer shall provide or cause to be provided all Credit Support required to be provided with respect to the CG&E Transactions pursuant to the terms of the TRS Agreement.

(i)            Promptly following the effective date of the termination or expiration in full of any Continuing Support Obligation in the form of a letter of credit (i) that was posted by a Duke Credit Support Provider on behalf of a Company (which, for purposes of clarification, shall not include any Credit Support provided with respect to the CG&E Transactions) and (ii) to the extent that such letter of credit was included in the calculation of the Credit Support Payment made by Buyer to Seller pursuant to Article II, Seller shall return to Buyer an amount of cash equal to the portion of the Credit Support Payment allocated to such letter of credit in the calculation thereof minus the amount of any drawings made on such letter of credit on or after Closing and prior to the date of the termination or expiration of such letter of credit.

                6.8          Excluded Items. Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree that the Purchased Interests shall exclude those items listed on Schedule 6.8 (collectively, the “Excluded Items”), Seller shall retain all benefits and liabilities with respect to the Excluded Items, and Seller shall, prior to the Closing, cause the Companies to distribute, transfer or assign each Excluded Item to Seller or a Non-Company Affiliate. With respect to the Excluded Item identified as item 1 on Schedule 6.8, Seller shall use its commercially reasonable efforts (before and, if necessary, for a reasonable period after the Closing) to effect a release of CCI from any liabilities thereunder in connection with or following such distribution, transfer or assignment.

                6.9          Employee and Benefit Matters. (a) Seller shall provide Buyer as soon as practicable after the Signing Date and shall update as appropriate through the Closing Date a list of certain employees of Seller or its Non-Company Affiliates (the “Available Employees”) that Seller and its Affiliates will make available to Buyer to discuss potential employment with Buyer (which discussions the Parties agree shall not violate Section 6.9(c)). In addition, Seller shall provide Buyer as soon as practicable after the Signing Date and shall update as appropriate until and through the Closing Date a list of the Affiliates of Seller which employ each such employee. As requested by Buyer and within five (5) Business Days of any such request following the Signing Date, Seller will provide to Buyer (i) to the extent permitted by any applicable Contract and Laws, aggregated employee information (with ranges and averages) as described in Buyer’s request relating to employee compensation and benefits of the Available Employees and (ii) to the extent permitted by any applicable Contract and Laws, specific information as described in Buyer’s request relating to each Available Employee as of a specified date regarding such employee’s name, salary, job title and work location for the sole purpose of assisting Buyer to comply with this Agreement and to evaluate Available Employees for potential employment, and for no other purpose. Buyer agrees that such information shall be maintained in a confidential manner and shall be made available only to those with a business need-to-know the information, and that Buyer shall have sole responsibility for its selection decisions of new employees without any other input or involvement in any manner from Seller. Buyer is not obligated to hire any Available Employee but may interview all Available Employees. It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable requirements of law).

(b)           Within sixty (60) days after the Signing Date, Buyer shall make offers of employment to each of the Available Employees that Buyer desires to employ after Closing and such offer shall include terms and provisions that are consistent with the provisions of this Section 6.9, as reasonably determined by Buyer. Within sixty (60) days after the Signing Date, Buyer shall provide Seller with a list of the Available Employees to whom it has made offers of employment. Within seventy-five (75) days after the Signing Date (and in no event later than three (3) Business Days prior to Closing), Buyer shall notify Seller as to each Available Employee who has accepted employment with Buyer or any of its Affiliates (each a “Continued Employee”), which acceptance may be conditioned upon the occurrence of the Closing and other typical hiring policies, and each Available Employee who has rejected Buyer’s offer of employment. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to all claims and liabilities directly relating to or arising out of Buyer’s employee selection and employment offer process described in this Section 6.9(b) (including any claim of discrimination or other illegality in such selection and offer process, except for any claims of illegality by Seller or its Affiliates in identifying the Available Employees eligible for potential employment with Buyer under Section 6.9(a)). As soon as administratively practicable after Buyer provides Seller with a list of the Continued Employees in accordance with this Section 6.9(b), Seller shall provide to Buyer as reasonably requested by Buyer, with respect to each Continued Employee on such list and subject to the consent of any such employee that Seller determines is required by Law, information as of a specified date regarding such employee’s current base salary or wages, hire date, and vacation, personal time and other compensation accrual to the extent such information has not previously been provided by Seller to Buyer. The employment with Buyer or an Affiliate of Buyer of each Continued Employee shall be effective as of the Closing Date; provided, however, that with respect to a Continued Employee who is not actively at work on the Closing Date because he or she is on a leave of absence approved by the Seller or the Affiliate employing such Continued Employee immediately prior the Closing Date, the employment by Buyer or an Affiliate of Buyer of such Continued Employee shall be effective as of a date mutually agreed upon by Buyer (or Buyer’s Affiliate) and such Continued Employee, provided that the Continued Employee is available to actively work for Buyer or an Affiliate of Buyer as of such date. Each Continued Employee who becomes employed by Buyer or an Affiliate of Buyer in accordance with the foregoing provisions of this Section 6.9(b) is hereinafter referred to as a “Hired Employee”, and the date on which such Hired Employee becomes an employee of the Buyer or an Affiliate of Buyer is hereinafter referred to as such employee’s “Hire Date”. Nothing in the foregoing shall affect the right of Seller, or any Affiliate of Seller, to terminate the employment of an Available Employee for any reason or at any time.  In no event shall the terms “Available Employees” or “Continued Employees” or “Hired Employees” as used in this Agreement be deemed to refer to Canadian Employees.

(c)           Buyer agrees that for the one-year period following the Closing Date or the date of termination of this Agreement pursuant to Section 9.1, whichever is applicable, it will not employ, and will cause its Affiliates not to employ, any employees or contractors of the Seller or its Affiliates (other than the hiring of the Available Employees in accordance with Section 6.9(b)) without Seller’s prior written consent and that neither the Buyer nor any of its Affiliates will, directly or indirectly, in any manner whatsoever, solicit for hire or employment any officer, employee or contractor of the Seller or any of its Affiliates whom Buyer or its Affiliates learned of in connection with the acquisition contemplated hereby (other than as provided in Section 6.9(b)) for the one-year period following the Closing Date or the date of termination of this Agreement pursuant to Section 9.1; provided, however, that this sentence shall not apply to any solicitation (or any hiring as a result of any solicitation) that consists of advertising in a newspaper or periodical of general circulation or through the Internet and shall further not apply to any unsolicited attempt by any such employee or contractor to secure an employment relationship with the Buyer. Seller agrees, if the Closing occurs, for the one-year period following the Closing Date, that it will not employ, and will cause its Affiliates not to employ, any of the Hired Employees without Buyer’s prior written consent and that neither the Seller nor any of its Affiliates will, directly or indirectly, in any manner whatsoever, solicit for hire or employment any of the Hired Employees for the one-year period following the Closing Date; provided, however, that this sentence shall not apply to any solicitation (or any hiring as a result of any solicitation) that consists of advertising in a newspaper or periodical of general circulation or through the Internet and shall further not apply to any unsolicited attempt by any such employee to secure an employment relationship with the Seller.

(d)           Effective as of the Closing Date (or, if later, effective as of the Hire Date with respect to those Continued Employees who are on an approved leave of absence on the Closing Date) the Hired Employees shall cease to participate in all Benefit Plans (except for the Retention Plan and except for the payments described in Section 6.9(n)) of Seller or its Affiliates providing benefits to any of the Hired Employees (the “Seller Plans” or a “Seller Plan” as applicable). Without limiting the generality of the foregoing, Seller or its respective Affiliates shall be responsible for the payment of all amounts due to Hired Employees under the “Duke Energy Americas Annual Incentive Target Plan”. Except as specifically provided herein, Buyer shall not assume any of the Seller Plans, and Seller or its Affiliates shall retain all liabilities and obligations with respect to all of the Seller Plans. Except as specifically provided otherwise herein, neither the Buyer, the Companies, nor any of their Affiliates shall have any liability or obligation relating to any Hired Employee, Continued Employee or Available Employee with respect to periods prior to the Closing Date.

(e)           From and after the Closing Date, Buyer shall cause each Hired Employee to be provided with compensation and benefits on a basis substantially similar to those provided to similarly situated employees of Buyer and its Affiliates; provided, however, that if the employment of any Hired Employee is terminated by Buyer or an Affiliate of Buyer for a reason other than “cause”, as such term is defined below, within one year after the Hired Employee’s Hire Date, then Buyer shall provide such Hired Employee with severance benefits at least equal to the severance benefits set forth in a list delivered to Buyer by Seller on the Signing Date and which may be updated by Seller before the Closing Date as appropriate to add additional employees who became Available Employees after the Signing Date; and, provided further, that if a Hired Employee is subject to an employment agreement with Buyer or an Affiliate of Buyer that provides severance benefits to such Hired Employee, then such Hired Employee will be entitled to only those severance benefits provided under the employment agreement unless such employment agreement specifically provides otherwise. For purposes of this Section 6.9(e), “cause” means:  (i) the willful and continued failure, refusal or neglect by the employee to substantially perform his or her duties and obligations; (ii) gross misconduct by the employee, including without limitation, gross insubordination, in respect to the duties or obligations of the employee; (iii) any intentional or negligent act by the employee having the effect of materially injuring the business or reputation of Buyer, or any of its Affiliates, and which causes economic harm to any such entity; or (iv) the employee’s conviction, plea of nolo contendre, or deferred adjudication for a felony or misdemeanor involving moral turpitude. Notwithstanding the foregoing, Buyer shall cause each Hired Employee and his or her eligible dependents (including all such Hired Employee’s dependents covered immediately prior to the Closing Date by a group health plan maintained by Seller or an Affiliate of Seller) to be eligible to be covered under a group health plan maintained by Buyer or an Affiliate of Buyer that (1) provides major medical and dental benefits coverages to the Hired Employee and such eligible dependents effective immediately upon the Closing Date and (2) credits such Hired Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a group health plan maintained by Seller or an Affiliate of Seller; provided, however, that if credit for deductibles and co-payments is not permitted by the insurer for the Buyer’s group health plan, then Buyer shall reimburse the Hired Employee for the duplicative cost of deductibles and co-payments incurred by the Hired Employee; and provided further that for purposes of applying this clause (2) with respect to any Hired Employee, the Hired Employee shall be responsible for providing the necessary information to Buyer based on explanation of benefit forms received by the Hired Employee from the group health plan maintained by Seller or an Affiliate of Seller. From and after the Closing Date, Buyer shall (and shall cause the Companies and their respective Affiliates, as the case may be to) recognize each Hired Employee’s years of company service prior to the Closing Date with Seller and its Affiliates and any other Person that was acquired by Seller or an Affiliate of Seller (whether through purchase, merger or other combination) for purposes of terms of employment, compensation and eligibility, vesting or other benefit/coverage eligibility, benefit accrual and benefit determination under all employee benefit and compensation plans and programs maintained after the Closing by Buyer, the Companies, and their respective Affiliates in which such Hired Employee is permitted to participate (other than for benefit accrual purposes under any defined benefit pension plan), including paid vacation, paid sick time and severance benefits except for Buyer’s medical flexible spending account plan, and except for Buyer’s long-term disability plan, to the extent such service crediting is inconsistent with the terms of Buyer’s long-

term disability plan. Buyer shall cause each employee welfare benefit plan or program sponsored by Buyer or an Affiliate of Buyer that the Hired Employees may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to such Hired Employees. From and after the Closing Date, Buyer shall (and shall cause the Companies and their respective Affiliates, as the case may be to) recognize and give each Hired Employee credit for his or her accumulated personal time (but not in excess of twenty (20) days) as of the Closing Date under the personal time program maintained by Seller and its Affiliates, which accumulated personal time is set forth on a list delivered by Seller to Buyer on the Signing Date and which may be updated by Seller before the Closing Date as appropriate to reflect additional accruals of such time for the period between the Signing Date and the Closing Date and to add additional employees who became Available Employees after the Signing Date.

(f)            Claims of Hired Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Hire Date of such Hired Employee (and to the extent a Hired Employee elects to continue to be covered by a Seller Plan in accordance with Code section 4980B, on and after the Hire Date, claims under the applicable Seller’s Plan for the period during which such Hired Employee is covered by the applicable Seller’s Plan pursuant to such section 4980B election) shall be the sole responsibility of Seller and the Seller Plans. Except as described in the preceding sentence, claims of Hired Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred from and after the Hire Date of such Hired Employees shall be the sole responsibility of Buyer and its Affiliates. For purposes of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving long-term disability benefits under a Seller Plan as of the Closing Date shall be the sole responsibility of Seller and the Seller Plans. Claims made by the Hired Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing Date shall be the sole responsibility of Buyer and its Affiliates (without regard to whether the circumstances giving rise to such claim occurred before, on or after the Closing Date).

(g)           All claims for health care and dependent care flexible spending account benefits submitted after the Hire Date for expenses incurred prior to the Hire Date (and to the extent a Hired Employee elects to continue to be covered by a Seller Plan in accordance with Code section 4980B, for expenses incurred on and after the Hire Date for the period during which such Hired Employer continues to be covered by Seller’s Plan pursuant to such section 4980B election) by Hired Employees shall be paid by Seller’s or its Affiliates’ health care and dependent care flexible spending account plan to the extent permitted in accordance with the terms of such plan.

(h)           Claims for workers’ compensation benefits for Hired Employees arising out of injuries or illnesses occurring prior to their respective Hire Dates shall be the responsibility of Seller. Claims for workers’ compensation benefits for Hired Employees arising out of injuries or illnesses occurring on or after their respective Hire Dates shall be the responsibility of Buyer.

(i)            Notwithstanding anything to the contrary in this Section 6.9, Buyer shall have the right to use an Affiliate of Buyer as operator to hire Available Employees and to perform certain actions on behalf of Buyer under this Section 6.9, provided that in no event will such use of or performance by an Affiliate release Buyer from any of its obligations under this Section 6.9. Further, to the extent that Buyer uses an Affiliate for hiring purposes, Buyer shall require such Affiliate to comply with all obligations arising from this Agreement or applicable law relating to the confidentiality and privacy of information of the Available Employees.

(j)            Upon the request of Buyer, Seller shall obtain the written resignation of any Hired Employee from any directorship or officer position with any of the Companies effective as of the Closing Date. Nothing herein shall preclude Seller from obtaining employment resignations without Buyer’s consent.

(k)           Buyer will recognize, and will cause CCI to continue to recognize, all service of the Canadian Employees with CCI or its Affiliates accrued prior to the Closing Date for all purposes of the employment or termination of employment of the Canadian Employees and under any Canadian Employee Benefit Plan and for purposes of eligibility for participation in any compensation or benefit plan instituted by CCI or Buyer for the benefit of the Canadian Employees following Closing. Buyer will maintain, or cause CCI to maintain, in full force and effect the Canadian Employee Benefit Plans for the benefit of the Canadian Employees for a period of one (1) year following the Closing Date, on terms at least as favorable to the Canadian Employees as provided under such plans prior to Closing. Seller shall have no liability for severance or other damages to any such Canadian Employee and Buyer shall indemnify, defend and hold the Seller Indemnified Parties harmless in respect thereof in accordance with the provisions of Section 10.1(b). Seller and Buyer agree that each of them shall use and disclose any personal information that comprises part of the documents and the schedules referred to in Sections 4.13 or 4.14 and any other personal information that comprises part of the Purchased Interests only for those purposes for which the personal information was initially collected from or in respect of the individuals. Nothing in this Section 6.9 shall be construed so as to restrict either Party from obtaining consent of an individual to the collection, use or disclosure of personal information about the individual for purposes that are beyond the purposes for which the information was initially collected.

(l)            Nothing in this Agreement shall affect the right of Seller or any other Affiliate of Seller  to terminate the employment of an Available Employee or Canadian Employee for any reason or at any time prior to Closing Date. This Section 6.9 shall not be construed to alter the at-will status of any Available Employee or otherwise interfere with any rights of either Seller, the Available Employees or the Canadian Employees to sever the employment relationship. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer after the Closing to terminate, reassign, promote or demote any of the Hired Employees or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(m)          Notwithstanding any other provision of this Agreement to the contrary, Buyer will incur no liability under or with respect to the Retention Plan; provided, however, that if, following the Closing Date, a Hired Employee’s employment with the Buyer is terminated for any reason prior to the end of the month following that date which is three months after the Closing Date, Buyer will promptly notify Seller of such Hired Employee’s termination of employment and provide Seller with such information regarding the circumstances of such termination as Seller may reasonably request to the extent that Buyer is permitted to provide such information under applicable Laws. Except as provided in Section 6.9(n), Buyer will not assume, and will have no obligations under or with respect to, any employment agreements or employment offer letters with any Available Employee and Seller or any of its Affiliates.

(n)           Seller shall pay or cause an Affiliate of Seller to pay at or promptly following Closing to the Hired Employees annual bonuses for 2006 at least equal to the aggregate amount of the Incentive Plan Payment Amount. In addition, Buyer shall assume and pay or cause an Affiliate of Buyer to assume and pay to each Hired Employee during March of 2007 the portion of the Deferred Incentive Plan Amounts that is payable to such Hired Employee pursuant to the terms of the Incentive Plan and in accordance with information Seller shall provide to Buyer regarding the portion of such Deferred Incentive Plan Amount that is payable to such Hired Employee as set forth in a list under the heading “Deferred 2005 Bonus Amounts” to be delivered by Seller to Buyer on the Signing Date. Except as otherwise described in this Section 6.9(n), Buyer will not assume, and will have no obligations or rights under or with respect to, the Incentive Plan. Buyer will not assume, and will have no rights or obligations under or with respect to, letter agreements or similar written commitments or arrangements between any Hired Employee and Seller or any of its Non-Company Affiliates, except that, with respect to such letter agreements or similar written commitments or arrangements, Buyer shall pay or cause an Affiliate of Buyer to pay to each Hired Employee, at the times and in the forms as set forth in the applicable letter agreements or written commitments or arrangements (including those entered into by the Seller or any such Affiliate after the Signing Date and prior to Closing), the portion of the Deferred Incentive Plan Amount described in clause (ii) of the definition thereof that is payable to such Hired Employee pursuant to the terms of such applicable letter agreement or written commitment or arrangement providing for such payments, and in accordance with the information regarding the Hired Employees and the amounts payable with respect to such letter agreements or written commitments or arrangements contained in a list under the heading “Other Deferred Amounts” to be delivered by Seller to Buyer on the Signing Date. Buyer agrees to withhold or to cause an Affiliate of Buyer to withhold from the amounts paid by Buyer or such Affiliate of Buyer to Hired Employees pursuant to this paragraph all applicable taxes required to be withheld from such amounts and to pay employer employment tax obligations with respect to such amounts and remit such tax withholdings and tax payments to the applicable tax agencies and authorities in accordance with applicable tax laws.

(o)           Upon the terms and subject to the conditions set forth in this Agreement, Buyer and Seller each agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to carry out the provisions of this Section 6.9 and other provisions of this Agreement relating to employees and employee benefit plans and arrangements and Seller shall promptly provide Buyer with such information regarding Available Employees as Buyer shall reasonably request to exercise its rights under this Section 6.9 and to carry out its obligations under this Section 6.9 and this Agreement. Buyer shall have the right to review in advance, and to the extent practicable the parties will consult with each other on, any communications with or information provided to Available Employees with respect to their employment or possible employment with Buyer and the transactions contemplated by this Agreement. In order to permit Seller to make the payments required pursuant to this Section 6.9, or any other payments, Buyer shall (i) notify Seller within three (3) Business Days after the employment of any Hired Employee terminates, which notice shall specify whether the Hired Employee terminated employment voluntarily or involuntarily, (ii) if such termination occurred involuntarily, the Buyer shall provide Seller with such additional information as the Seller shall reasonably request in order to allow it to determine whether the Hired Employee is entitled to payments as described in this Section 6.9 as a result of such termination and (iii) provide such additional information as is reasonably requested by Seller to enable it to determine whether a Hired Employee is entitled to payments from Seller and its Affiliates, provided in the case of clause (ii) or (iii) that Buyer is permitted to provide the requested information in accordance with applicable Laws.

(p)           Notwithstanding any other provision of this Agreement, nothing shall prevent Seller or its Affiliates from amending (after obtaining the consent of any Hired Employee, if necessary) any Benefit Plan and any other agreement or plan referenced in this Section 6.9., except to the extent any such amendment would increase the amounts payable by Buyer or its Affiliates hereunder.

                6.10        Termination of Certain Services and Contracts. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Seller shall (i) terminate, sever, or assign to Seller or a Non-Company Affiliate effective upon or before the Closing any services provided to any of the Companies by Seller or a Non-Company Affiliate, including the termination or severance of insurance policies, Tax services, legal services and banking services (including the severance of any centralized clearance accounts), (ii) use commercially reasonable efforts to terminate or assign to Seller or a Non-Company Affiliate each Contract listed on Schedule 6.10, and (iii) cause all Claims or obligations (contingent or otherwise) between a Company, on one hand, and Seller or any Non-Company Affiliate, on the other, to be released effective immediately prior to Closing (collectively such Contracts listed, the “Terminated Contracts”).

6.11        Intercompany Indebtedness; Distributions. Notwithstanding anything in this Agreement to the contrary:

(a)           Seller shall cause any and all indebtedness for borrowed money between a Company, on the one hand, and a Non-Company Affiliate, on the other hand, to be paid in full.

(b)           Seller shall have the right on or prior to Closing (i) to cause the Companies to pay dividends and make distributions with respect to the Capital Stock of the Companies and (ii) to make or cause to be made contributions to the Companies.

                6.12        Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Seller and Buyer shall each pay any Transfer Taxes imposed on it by Law as a result of the sale of the Purchased Interests, but, notwithstanding such requirement at Law, each of Seller and Buyer shall bear half of the total of all such Transfer Taxes. Accordingly, if either Party is required at Law to pay more than its half of any such Transfer Taxes, the other Party shall promptly reimburse such first Party for amounts in excess of such half. Seller and Buyer shall timely file their own Transfer Tax Returns as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax Returns to ensure that all such returns are filed in a consistent manner. Seller’s Transfer Tax obligation under this Section 6.12 is limited to those Transfer Taxes arising from Buyer’s purchase of the Purchased Interests and any actions occurring prior to the Closing, and Buyer is solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure either Company or to convey, distribute or transfer any assets, properties or other rights by deed, bill of sale or otherwise to or from either Company after the Closing.

                6.13        Transition Services Arrangements. The applicable parties shall enter into the Transition Services Agreement at Closing to be delivered pursuant to Section 2.5. For purposes of clarification, any payments for services provided under the Services Agreement with respect to the CG&E Transactions shall be governed by the Services Agreement rather than the Transition Services Agreement.

                6.14        Tax Matters.

(a)           Section 338(h)(10) Election.  Seller and Buyer shall (i) join in making an election under Section 338(h)(10) of the Code (and any election corresponding to Section 338(h)(10) of the Code under foreign, state or local laws) with respect to the purchase of CMT (the “Section 338(h)(10) Election”); (ii) provide to the other party the necessary information to permit the Section 338(h)(10) Election to be made; and (iii) take all actions necessary and appropriate (including filing any necessary forms, returns, elections, schedules and other documents) as may be required to effect and preserve timely the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any provisions comparable to Section 338(h)(10) of state or local Tax law). The “aggregate deemed sales price” (as defined in Treasury Regulation Section 1.338-4) (the “ADSP”) and the “adjusted gross-up basis” (as defined in Treasury Regulation Section 1.338-5) (the “AGUB”) shall be allocated among the assets of CMT in accordance with Treasury Regulation Section 1.338-6 and Treasury Regulation Section 1.338-7. Buyer shall determine the ADSP and deliver to Seller an allocation of the ADSP among the assets of CMT within ninety (90) days after the Closing Date (the “Allocation Schedule”). If within thirty (30) days of receipt of the Allocation Schedule, Seller notifies Buyer in writing that Seller objects to one or more items reflected on the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute. If Seller and Buyer fail to resolve any such dispute within thirty (30) days after Buyer’s receipt of Seller’s notice, the parties shall submit the dispute for resolution to the Independent Accountant, and the Independent Accountant’s resolution of the dispute shall be final and binding on both parties and shall be deemed to amend the Allocation Schedule. Seller and Buyer shall file Internal Revenue Service Form 8023 and Form 8883 and any other state, local and foreign forms required for the Section 338(h)(l0) Election in accordance with the Allocation Schedule. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. In the event the Allocation Schedule is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto concerning such dispute.

(b)           Consolidated Returns.  Seller shall cause to be included in the consolidated federal income Tax Return (and in the state income Tax Returns of any state in which consolidated, combined or unitary income Tax Returns are filed) of the Seller Group for any Pre-Closing Tax Period, all items of income, gain, loss, deduction and credit of CMT that are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment of and indemnify the Buyer Indemnified Parties against, and shall be entitled to all refunds or credits of, all Taxes (except for Taxes resulting from any transaction occurring on the Closing Date after the Closing) due with respect to the periods covered by such Tax Returns (including any such Taxes resulting from the Section 338(h)(10) Election). To the extent permitted by law or administrative practice, (i) the taxable year of CMT that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (ii) all transactions occurring on the Closing Date but after the Closing shall have occurred shall be reported on the Tax Returns for the succeeding taxable year. At or prior to the Closing, Seller shall have the right to cause CMT to pay to Seller or members of the Seller Group an amount equal to Seller’s estimate of all Taxes due by CMT with respect to the Tax Returns described in this Section 6.14(b); provided that any payment made pursuant to this last sentence of Section 6.14(b) shall be appropriately reflected in calculating Net Working Capital.

(c)           Preparation of Other Tax Returns. With respect to any Tax Return (other than a Tax Return described in paragraph (b) above) covering a Pre-Closing Tax Period that is required to be filed after the Closing Date with respect to a Company, (i) Seller shall cause such Tax Return to be prepared and shall deliver such Tax Return as so prepared to Buyer at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, and (ii) Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay or cause to be paid all Taxes shown as due on such Tax Return. With respect to any Tax Return covering a Straddle Period that is required to be filed after the Closing Date with respect to a Company, (i) Buyer shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by a change in Law or fact) and shall deliver a draft of such Tax Return to Seller for Seller’s review and approval at least thirty (30) days prior to the due date (including extensions) for filing such Tax Return, (ii) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax Return, and (iii) thereafter Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay or cause to be paid all Taxes shown as due on such Tax Return.

(d)           Liability for Taxes. Seller shall be responsible for and indemnify Buyer and the Companies against, and Seller shall be entitled to all refunds and credits of, (i) any Tax with respect to a Company that is attributable to a Pre-Closing Tax Period or to that portion of a Straddle Period that ends on the Closing Date (including any Tax resulting from any audit or proceeding that closes or concludes following the Closing Date, even where such audit or proceeding was disclosed to Seller in Section 4.8 or on Schedule 4.8), but only to the extent that the aggregate amount of such Taxes exceeds the amounts reflected as a current liability (and, in the case of CCI, the current and deferred liability) for Taxes in the computation of Net Working Capital, and (ii) any liability of a Company under Treas. Reg. §1.1502-6 (or any similar provision under state, local or foreign law) for Taxes attributable to any Pre-Closing Tax Period or to that portion of a Straddle Period that ends on the Closing Date. With respect to a Straddle Period, Seller and Buyer shall determine the Tax attributable to the portion of the Straddle Period that ends on the Closing Date by an interim closing of the books of the Company as of the

Closing Date, except for ad valorem or property Taxes and franchise Taxes based solely on capital which shall be prorated on a daily basis to the Closing Date. Buyer shall be responsible for and indemnify Seller against, and Buyer shall be entitled to all refunds and credits of (such entitlement being subject to the following sentence), all other Taxes with respect to the Companies. If after the Closing (i) Buyer or a Company receives a refund or utilizes a credit of any Tax with respect to a Company that is attributable to a Pre-Closing Tax Period or to that portion of a Straddle Period ending on the Closing Date or (ii) the amount of any Tax paid with respect to a Company is less than the amount reflected as a current liability (and, in the case of CCI, the current and deferred liability) for such Tax in the computation of Net Working Capital, Buyer shall pay to Seller within ten (10) days after such receipt, utilization or reduction an amount equal to such refund, credit or reduction, together with any interest received or credited thereon.

(e)           Access to Records.  Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies within the possession of Seller (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause the Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) and to the employees of the Companies, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Companies for taxable years or portions thereof ending on or before the Closing Date until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.

(f)            Section 338(g) Election.  Buyer shall make a timely and effective election under section 338(g) of the Code (the “Section 338(g) Election”) with respect to Buyer’s purchase of the CCI shares. To facilitate the Section 338(g) Election, at the Closing Buyer shall deliver to Seller Internal Revenue Service Form 8023 with respect to CCI, which Form shall have been duly executed by an authorized person for Buyer. Buyer and Seller shall cooperate in completing Internal Revenue Service Form 8883 with respect to Buyer’s purchase of the CCI shares, including a determination and an allocation of the ADSP and AGUP in accordance with Treasury Regulation Sections 1.338-4 through 1.338-7.

(g)           Procedure.  In the case that a Tax claim is made against the Buyer or a Company that would, if successful, result in an indemnification of the Buyer by Seller under

Section 6.14(d), the procedures set forth in Section 10.6 shall apply but not the limitation set forth in Sections 10.2(b), (c) and (d).

(h)           Exemption Documentation. Buyer and Seller shall cooperate in obtaining all necessary sales and use Tax exemption documentation in respect of the transactions that are the subject of the agreements attached hereto as Exhibit E and Exhibit F.

                6.15        Affiliate Contracts. From and after the date hereof, Buyer and Seller shall use commercially reasonable efforts to obtain the written consent from each Counterparty to each Affiliate Contract that is not a Terminated Contract to the assignment and assumption or novation of such Affiliate Contract by each Assignor to a Company, provided, however, that the failure to obtain such consent shall not delay or prevent Closing, and any obligation to seek such consent by Buyer or Seller shall terminate within one hundred eighty (180) days after the Closing. Without limiting the foregoing, Buyer’s efforts shall include offering to replace any credit support posted or maintained by Seller or a Non-Company Affiliate in favor of any Counterparty to any Affiliate Contract in accordance with the requirements of Section 6.7, and in the case of Affiliate Contracts with respect to which none of Seller or any Non-Company Affiliate has posted or maintains any credit support or where the Counterparty requests a different amount or type of credit support than is currently being provided, Buyer shall comply with all commercially reasonable requests from any Counterparty under such Affiliate Contracts to post or maintain credit support as security for the performance of the obligations of the Assignee thereof.

                6.16        Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

                6.17        Periodic Reports. During the Interim Period, Seller will cause each Company to promptly provide to Buyer copies of the Daily Operating Reports with respect to the Companies (including the CG&E Transactions) prepared in the ordinary course of business; provided that Seller shall have the right to redact such Daily Operating Reports as may be needed to comply with Law or applicable confidentiality restrictions.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

                7.1          Representations and Warranties. The representations and warranties made by Seller in ARTICLE III and ARTICLE IV shall be true at the Closing, except for any failures of such representations and warranties to be true that would not reasonably be expected to result in a Material Adverse Effect.

                7.2          Performance. Seller shall have performed and complied (or caused the Companies, CG&E or any applicable Non-Company Affiliate to perform or comply) with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing, except for any such failure to perform or comply that would not reasonably be expected to result in a Material Adverse Effect.

                7.3          Officer’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

                7.4          Orders and Laws. There shall not be any Proceeding (filed by a Person other than Buyer or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

                7.5          Buyer Approvals. The Buyer Approvals have been duly made, given or obtained, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

                7.6          Casualty. The absence of any occurrence on or after the Signing Date but prior to Closing of any act of God, war or terrorism that results in (a) the death or incapacity of a sufficient number of Available Employees and/or (b) damage to a sufficient portion of the Equipment of the Companies that, in the case of clauses (a) and (b), would result in the Companies being incapable of conducting their businesses, taken as a whole, as currently conducted for a period of more than sixty (60) days from the date of such occurrence.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

                8.1          Representations and Warranties. The representations and warranties made by Buyer in ARTICLE V shall be true and correct in all material respects at the Closing.

                8.2          Performance. Buyer shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

                8.3          Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2.

                8.4          Orders and Laws. There shall not be any Proceeding (filed by a Person other than Seller or its Affiliates) or Law or order restraining, enjoining or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

                8.5          Seller Approvals. The Seller Approvals shall have been duly made, given or obtained, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

ARTICLE IX
TERMINATION

                9.1          Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(a)           at any time before the Closing, by either Party, by written notice from one Party to the other Party if any Law or final order restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated pursuant to this Agreement;

(b)           at any time before the Closing, by either Party, by notice from one Party to the other, if such other Party has materially breached its obligations hereunder and such breach (other than a breach of Buyer’s obligation to pay the Purchase Price in accordance with the terms of ARTICLE II, which for purposes of clarification shall have no cure period) has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach, then the breaching Party shall have an additional thirty (30) days in which to effect such cure;

(c)           on or after December 15, 2006 if the Closing has not occurred by such date, unless the Parties mutually agree in writing (i) to extend the period in which such Closing must occur or (ii) to waive or amend the provisions of this Section 9.1(c);

(d)           at any time before the Closing, by Seller by written notice to Buyer, if authorization of the transactions contemplated by this Agreement pursuant to Section 203 of the FPA has not been granted by FERC on or before September 15, 2006;

(e)           at any time before the Closing, by Buyer or Seller by written notice to the other Party, if authorization of the transactions contemplated by this Agreement have not been approved by the Federal Reserve Board on or before one hundred twenty (120) days following the Signing Date; and

(f)            by mutual written consent of the Parties.

                9.2          Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, notwithstanding anything in this Agreement to the contrary, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or

Affiliates), provided that (a) Sections 6.3(b), 9.2, 10.5, 11.3, 11.4, and 11.14 will survive any such termination and (b) each Party shall continue to be liable for any willful and intentional breach of this Agreement by it occurring prior to such termination.

ARTICLE X
INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS AND ARBITRATION

                10.1        Indemnification. (a)  Subject to Section 10.2, from and after Closing, Seller shall indemnify, defend and hold harmless Buyer, each of the Companies, and their respective partners, members, officers, employees, Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party arising from:

(i)                    any breach or inaccuracy as of the Closing (as though made as of the Closing except to the extent otherwise provided in this Agreement) of any representation or warranty of Seller contained in this Agreement, the Software and Intellectual Property License Agreement or any certificate delivered pursuant to Section 7.3;

(ii)                   any breach of any covenant or agreement of Seller contained in this Agreement or the Software and Intellectual Property License Agreement;

(iii)                  the Assigned Contracts and the CG&E Transactions to the extent due to actions or omissions prior to Closing and not included in the calculation of Net Working Capital;

(iv)                  any termination by Kerr-McGee Oil & Gas Corporation, Kerr-McGee Oil & Gas Onshore LP and Oryx Gas Marketing Limited Partnership (collectively, the “Kerr-McGee Parties”) under Section 9.1 of the Amended and Restated Gas Purchase Agreement, dated as of July 1, 1998, between the Kerr-McGee Parties and CMT, as amended prior to the date hereof, to the extent such termination results solely from the sale of the Capital Stock of CMT pursuant to this Agreement; provided that in no event shall the Losses under this clause (iv) exceed the difference between (A) the portion of the MTM Value of the Trading Book allocated to such Amended and Restated Gas Purchase Agreement as of Closing minus (B) the termination payment payable pursuant to such Section 9.1;

(v)                   the Excluded Items;

(vi)                  with respect to any Third Party Software that Seller fails to transfer to (or obtain on behalf of) CMT prior to the Closing Date pursuant to Section 6.5 hereof, (A) any claim of infringement or misappropriation based on the use by CMT after the Closing, in a manner consistent with CMT’s use prior to the Closing, of such Third Party Software, but such indemnity shall apply only to any such use that occurs prior to the earlier of (1) the 90th day following the Closing Date and (2) the date on which Seller transfers to (or obtains on behalf of) CMT such Third Party Software and (B) the reasonable cost of obtaining a license to such Third Party Software pursuant to Section 6.5;

(vii)                 the Proceedings identified as item 1 on Schedule 4.4; and

(viii)                any CG&E Transaction that is an “Into Cinergy Seller’s Choice” Contract to the extent that (A) CMT (or CMT on behalf of CG&E) has received delivery of physical power at a location within the “Into Cinergy” control area other than “CinHub” from a Counterparty under another “Into Cinergy Seller’s Choice” Contract and (B) CMT (or CMT on behalf of CG&E) does not have another “Into Cinergy Seller’s Choice” Contract that would permit CMT (or CMT on behalf of CG&E) to deliver physical power to the location in the “Into Cinergy” control area other than “CinHub” at which CMT (or CMT on behalf of CG&E) has received such delivery (and for purposes of this Section 10.1(a)(viii), the “Losses” incurred or suffered by the Buyer Indemnified Parties shall be calculated as the excess, if any, of the amount paid by CMT for the applicable physical power delivered to it at such location and the price received by CMT from the sale of such physical power in accordance with the terms hereof).

(b)           Subject to Section 10.2, from and after Closing, Buyer shall indemnify, defend and hold Seller and its partners, members, officers, employees, Affiliates and Representatives (collectively, the “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Seller Indemnified Party arising from:

(i)                    any breach or inaccuracy as of the Closing (as though made as of the Closing except to the extent otherwise provided in this Agreement) of any representation or warranty of Buyer contained in this Agreement, the Software and Intellectual Property License Agreement or any certificate delivered pursuant to Section 8.3;

(ii)                   any breach of any covenant or agreement of Buyer contained in this Agreement or the Software and Intellectual Property License Agreement;

(iii)                  the Assigned Contracts and the CG&E Transactions to the extent due to actions or omissions from or after Closing;

(iv)                  the Closing Date Transactions (other than the CG&E Transactions and other than any Tax liability resulting from such transactions); and

(v)                   the Continuing Support Obligations.

                10.2        Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)           the representations, warranties, covenants, agreements and obligations in this Agreement shall survive the Closing, provided however that no Party may make or bring any Claim for liability with respect to (i) any representation or warranty contained in this Agreement or the Software and Intellectual Property License Agreement (other than those representations and warranties contained in Sections 3.1 (Organization), 3.2 (Authority), 3.4 (Capitalization), 4.1 (Organization), 4.3 (Capitalization), 5.1 (Organization) and 5.2 (Authority) (collectively, the “Title and Authority Representations”)) or any covenants in Section 6.4, after the 18-month anniversary of the Closing Date, (ii) the Title and Authority Representations, after the five-year anniversary of the Closing Date, (iii) the representation and warranty contained in Section 4.6 after the 180th day following the Closing Date, and (iv) the representations and warranties contained in Section 4.8 (Taxes) and the covenants in Section 6.14 after the expiration of sixty (60) days following the expiration of the applicable statute of limitations (including extensions thereof consented to in writing by Seller, such consent not to be unreasonably withheld) and (iv) any covenants, agreements or obligations of the Parties that by their terms are to be performed prior to Closing (other than those contained in Sections 6.3(b), the last sentence of Section 6.3(c), and Sections 6.4, 6.6, 6.10 and 6.11(a)), after the Closing;

(b)           any breach of a representation or warranty in this Agreement or the Intellectual Property License Agreement in connection with any single item or group of related items that results in Losses of less than $150,000 shall be deemed, for purposes of this Article X, not to be a breach of such representation or warranty; provided, however, that for the purposes of this Section 10.2(b), any group of related items that results in Losses of $150,000 or more shall not be “disaggregated” so that any individual items comprising any portion or portions of such group of related items is less than $150,000;

(c)           Seller shall have no liability for breaches of representations, warranties and covenants in this Agreement or the Software and Intellectual Property License Agreement until the aggregate amount of all Losses incurred by Buyer equals or exceeds $4,000,000 (the “Deductible Amount”), in which event Seller shall be obligated to indemnify the Buyer Indemnified Parties from and against all such Losses (including those less than the Deductible Amount) in accordance with this Article X, but subject to the other limitations set forth in this Article X;

(d)           in no event shall Seller’s aggregate liability (i) arising out of or relating to this Agreement or the Software and Intellectual Property License Agreement, taken as a whole, whether relating to breach of representation and warranty, covenant, agreement or obligation in this Agreement or the Software and Intellectual Property License Agreement and whether based on contract, tort, strict liability, other Laws or otherwise, exceed 20% of the Base Purchase Price, except as set forth in Section 10.2(d)(ii) or Section 10.2(i); and (ii) arising out of or relating to any breach of a Title or Authority Representation (together with the aggregate liability pursuant to Section 10.2(d)(i)) exceed 100% of the Base Purchase Price;

(e)           Neither Party shall have any liability for any breach of a representation, warranty, covenant, agreement or obligation in this Agreement or the Software and Intellectual Property License Agreement by such Party (i) of which the other Party had Knowledge prior to the date of this Agreement or (ii) (x) of which the other Party had Knowledge on or prior to the Closing Date and (y) in the case of this Agreement where due to such breach such other Party’s conditions to closing in Article VII or Article VIII, as applicable, were not met;

(f)            no matter shall be the subject of any Claim hereunder or under the Software and Intellectual Property License Agreement to the extent the Party bringing such Claim has otherwise been compensated therefore, whether through calculation of the Purchase Price, Net Working Capital, or MTM Value of the Trading Book, through the presence of accruals or reserves or otherwise;

(g)           a Party must give written notice to the other Party within a reasonable period of time after becoming aware of any material breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement or the Software and Intellectual Property License Agreement;

(h)           the Parties shall have a duty to mitigate any Loss in connection with this Agreement or the Software and Intellectual Property License Agreement;

(i)            the limitations set forth in Section 10.2(b), (c) and (d) shall not apply to Seller’s indemnification obligations pursuant to (i) Section 10.1(a)(ii) solely to the extent relating to Section 6.7(i) or Section 6.9(d), (f), (g), (h), (m) or (n), or (ii) Section 10.1(a)(iii) through (viii).

(j)            Seller shall have no liability for any Losses for repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above the value of such asset at the Closing if such asset had not been damaged or otherwise impaired or which exceed the lowest reasonable cost of repair or replacement.

                10.3        Indirect Claims. From and after the Closing, Buyer agrees to release, indemnify and hold harmless Seller, its Affiliates and the officers, directors and employees of the Companies (acting in their capacity as such) from and against any Claims for controlling stockholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act (including negligence or gross negligence) by Seller or any of its Affiliates in connection with the business of the Companies prior to the Closing.

                10.4        Waiver of Other Representations. (a)  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANIES, THE PURCHASED INTERESTS OR ANY OF THE COMPANIES’ ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER AND ITS AFFILIATES MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANIES, THE PURCHASED INTERESTS OR ANY OF THE COMPANIES’ ASSETS, OR ANY PART THEREOF.

(b)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLES III AND IV, SELLER’S AND THE PARENT COMPANIES’ INTERESTS IN THE COMPANIES ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ON BEHALF OF ITSELF AND ITS AFFILIATES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE

CONDITION, VALUE OR QUALITY OF THE COMPANIES, THE PURCHASED INTERESTS OR ANY OF THE COMPANIES’ ASSETS, OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES, THE PURCHASED INTERESTS OR ANY OF THE COMPANIES’ ASSETS, OR ANY PART THEREOF.

                10.5        Waiver of Remedies. (a)  The Parties hereby agree that neither Party shall have any liability, and neither Party shall make any Claim, for any Loss or other matter, under, relating to or arising out of this Agreement or the Software and Intellectual Property License Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in Articles IX and X.

(b)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR THE SOFTWARE AND INTELLECTUAL PROPERTY LICENSE AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non-reimbursable Damages”).

(c)           Notwithstanding anything in this Agreement or the Software and Intellectual Property License Agreement to the contrary, no Representative or Affiliate of a Party shall have any liability to another Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Party in this Agreement or the Software and Intellectual Property License Agreement.

                10.6        Procedure with Respect to Third-Party Claims. (a)  If any Party (or as to Buyer after Closing, either Company) becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b)           If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 10.6, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party and (B) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c)           If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within thirty (30) days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 10.6(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement or the Software and Intellectual Property License Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third-party claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party claim for a breach under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

(d)           For purposes of this Section 10.6, Seller shall be deemed to have assumed the defense of the Claim described in Section 10.1(a)(vii).

                10.7        Tax Treatment of Indemnity Payment. Any payment made pursuant to this Article X or Section 6.14(d) shall be treated as an adjustment to the Purchase Price.

ARTICLE XI
MISCELLANEOUS

                11.1        Notices. (a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

Fortis Bank S.A./N.V.
c/o Fortis Capital Corporation
153 East 53rd Street, 27th floor
New York, New York 10022

Facsimile No.:  (212) 340-6170
Attn:  Executive Vice President/General Counsel

If to Seller, to:

Cinergy Capital & Trading, Inc.,
c/o Duke Energy Americas
5400 Westheimer Court
Houston, Texas 77056-5310
Attn:  Chief Financial Officer
Facsimile No.:  (713)627-6012

with a copy to:

Duke Energy Corporation
400 South Tryon Street, Suite 1800
Charlotte, NC  28202
Facsimile No.:
Attn: Vice President and General Counsel - Corporate Legal Group

(b)           Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 11.1 shall be effective as of  the date of confirmed delivery if delivered before 5:00 p.m. on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. on any Business Day at the place of receipt or during any non-Business Day at the place of receipt.

                11.2        Entire Agreement. Except for the Confidentiality Agreement, this Agreement together with the Schedules and the Ancillary Agreements supersedes all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and contains the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, or any of their respective Affiliates, except as expressly set forth in this Agreement or the Ancillary Agreements. Nothing in any of the Ancillary Agreements shall be deemed to alter, amend or otherwise modify any obligation of Seller or Buyer under this Agreement. In the event of any conflict between the terms of any Ancillary Agreement and the terms of this Agreement, the terms of this Agreement shall control.

                11.3        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

                11.4        Disclosure. Seller may, at its option, include in information delivered pursuant to Section 2.3(e) or the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any information delivered pursuant to Section 2.3(e) or in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto.

                11.5        Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                11.6        Amendment. This Agreement may be amended or supplemented only by a written instrument duly executed by or on behalf of each Party.

                11.7        No Third Party Beneficiary. Except for the provisions of Sections 6.1, 6.3(b) and (c), 6.7(d), the fourth sentence of Section 6.9(b), Sections 6.9(k), 6.14(d), 10.1(a) and (b) and 10.3 (which are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, any employee of the Company, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

                11.8        Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law except that either Seller or Buyer shall be entitled to assign this Agreement or any part thereof to one or more of its Affiliates (which assignment shall not, without the consent of the other Party, release the assigning Party from its obligations hereunder). Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

                11.9        Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                11.10      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                11.11      Acknowledgment by Buyer. Buyer has not relied on any representation or warranty from Seller or any of its Affiliates except as expressly set forth in this Agreement.

                11.12      Publicity. The Parties agree to cooperate and consult with each other with respect to press releases or other public communications relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof; provided, however, that nothing herein shall affect or otherwise limit either Party from publishing such press releases or other public communications as such Party reasonably considers necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange.

                11.13      Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

                11.14      Governing Law; Venue; and Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another jurisdiction’s Law.

(b)           WITH RESPECT TO THE ENFORCEMENT OF THIS AGREEMENT, (i) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK AND (ii) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

                11.15      Attorneys’ Fees. If either of the Parties shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER

CINERGY CAPITAL & TRADING, INC.

By:	/s/ Paul H. Barry
Name:	Paul H. Barry
Title:	President and Chief Executive Officer

SIGNATURE PAGE
PURCHASE AGREEMENT

BUYER

FORTIS BANK S.A./N.V.

By:	/s/ Filip Dierckx
Name:	Filip Dierckx
Title:	Managing Director

SIGNATURE PAGE
PURCHASE AGREEMENT